                                                                EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                H&R BLOCK, INC.,

                             H&R BLOCK GROUP, INC.,

                            COMPUSERVE CORPORATION,

                                 WORLDCOM, INC.

                                      AND

                       WALNUT ACQUISITION COMPANY, L.L.C.

                                  Dated as of

                               September 7, 1997

                               TABLE OF CONTENTS


ARTICLE I  TERMS OF THE MERGER...............................................2

   1.1 The Merger............................................................2
   1.2 Effective Time........................................................2
   1.3 Merger Consideration..................................................3
   1.4 Stockholders' Rights upon Merger......................................4
   1.5 Surrender and Exchange of Shares......................................4
   1.6 Certificate of Incorporation..........................................5
   1.7 Bylaws................................................................5
   1.8 Other Effects of Merger...............................................5
   1.9 No Dissenters' Rights.................................................5
   1.10 Additional Actions...................................................5

ARTICLE II ASSET TRANSFER; SETTLEMENT OF INTERCOMPANY ACCOUNTS;
   RELEASE OF CLAIMS.........................................................6

   2.1 Transfer of Assets....................................................6
   2.2 Intercompany Accounts.................................................6
   2.3 Release of Claims.....................................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING COMPUSERVE..............7

   3.1 Organization, Existence and Good Standing.............................7
   3.2 CompuServe Capital Stock..............................................8
   3.3 Ownership of CompuServe Entities' Capital Stock; Investments..........8
   3.4 Power and Authority; Non-Contravention; Filing and Consents...........9
   3.5 CompuServe SEC Documents; Financial Information......................10
   3.6 Subsequent Events....................................................11
   3.7 Legal Proceedings....................................................13
   3.8 Contracts............................................................13
   3.9 Accounts Receivable..................................................15
   3.10 Taxes...............................................................15
   3.11 Employee Benefit Plans; Employment Matters..........................16
   3.12 Compliance with Laws; Permits.......................................18
   3.13 Patents, Trademarks, Etc............................................19
   3.14 Labor Matters.......................................................20
   3.15 Insurance...........................................................20
   3.16 Rights Agreement....................................................20
   3.17 Commissions and Fees................................................21
   3.18 Vote Required.......................................................21
   3.19 Opinion of Financial Advisor........................................21
   3.20 Takeover Statutes...................................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING H&R BLOCK...............21

   4.1 Organization, Existence and Good Standing............................21
   4.2 H&R Block Ownership of Capital Stock.................................22
   4.3 Power and Authority; Non-Contravention; Filings and Consents.........22
   4.4 Taxes................................................................23
   4.5 Assets and Employees Used in CompuServe's Business...................24
   4.6 Legal Proceedings....................................................24
   4.7 Rights Agreement.....................................................24
   4.8 Commissions and Fees.................................................24
   4.9 Opinion of Financial Advisor.........................................25

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ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BLOCK GROUP..............25

   5.1 Organization, Existence and Good Standing............................25
   5.2 Block Group Ownership of CompuServe Entities' Capital Stock..........25
   5.3 Power and Authority; Non-Contravention; Filings and Consents.........25
   5.4 Legal Proceedings....................................................27

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING WORLDCOM................27

   6.1 Organization, Existence and Good Standing............................27
   6.2 WorldCom Capital Stock...............................................27
   6.3 Power and Authority; Non-Contravention; Filings and Consents.........28
   6.4 WorldCom SEC Documents; Financial Information........................29
   6.5 Subsequent Material Adverse Change...................................30
   6.6 Legal Proceedings....................................................30
   6.7 Taxes................................................................31
   6.8 Compliance with Laws in General......................................31
   6.9 Vote Required........................................................31
   6.10 Commissions and Fees................................................31

ARTICLE VII REPRESENTATIONS AND WARRANTIES REGARDING WAC....................31

   7.1 Organization, Existence, Good Standing and Ownership Interest........31
   7.2 Power and Authority; Non-Contravention...............................32
   7.3 Consents and Approvals...............................................32
   7.4 Legal Proceedings....................................................33
   7.5 No Contracts or Liabilities..........................................33
   7.6 Commissions and Fees.................................................33

ARTICLE VIII COVENANTS......................................................33

   8.1 Interim Conduct of CompuServe and the CompuServe Entities............33
   8.2 Voting of Shares.....................................................36
   8.3 No Transfers.........................................................37
   8.4 Indemnification......................................................37
   8.5 No Contribution......................................................40
   8.6 Meeting of CompuServe Stockholders...................................41
   8.7 Registration Statement; Proxy Statement..............................41
   8.8 Access to Information................................................43
   8.9 Confidentiality......................................................44
   8.10 HSR Act Compliance, Etc.............................................44
   8.11 Public Disclosures..................................................44
   8.12 Resignation of Directors and Officers...............................45
   8.13 Notification of Certain Matters.....................................45
   8.14 No Solicitation.....................................................45
   8.15 Other Actions.......................................................47
   8.16 Cooperation.........................................................47
   8.17 CompuServe and CompuServe Entity Employees..........................48
   8.18 CompuServe Name.....................................................49
   8.19 Affiliate Letters...................................................49
   8.20 Noncompete and Nonsolicitation Agreement............................50
   8.21 Facilities Agreements...............................................50
   8.22 SEC and Stockholder Filings.........................................50
   8.23 Takeover Statutes...................................................50
   8.24 Comfort Letters.....................................................50
   8.25 Interim Conduct of WorldCom.........................................51
   8.26 Stock Options.......................................................51

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ARTICLE IX TAX MATTERS......................................................52

   9.1 Section 338 Election.................................................52
   9.2 Tax Indemnification..................................................54
   9.3 Tax Related Adjustments..............................................59
   9.4 Transfer Taxes.......................................................60

ARTICLE X CONDITIONS TO CLOSING.............................................60

   10.1 Mutual Conditions...................................................60
   10.2 Conditions to Obligations of WorldCom and WAC.......................61
   10.3 Conditions to Obligations of H&R Block, Block Group and CompuServe..62

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER................................63

   11.1 Termination.........................................................63
   11.2 Effect of Termination...............................................64
   11.3 Amendment...........................................................64
   11.4 Waiver..............................................................65
   11.5 Expenses............................................................65

ARTICLE XII MISCELLANEOUS...................................................66

   12.1 Representations and Warranties; Survival............................66
   12.2 Notices.............................................................66
   12.3 Governing Law and Dispute Resolution................................68
   12.4 Specific Performance................................................68
   12.5 Severability........................................................68
   12.6 Captions............................................................68
   12.7 Entire Agreement....................................................68
   12.8 Counterparts........................................................68
   12.9 Binding Effect; Assignability.......................................69
   12.10 Director and Officer Indemnification...............................69
   12.11 No Rule of Construction............................................69
   12.12 Schedules..........................................................69

ARTICLE XIII DEFINITIONS....................................................70

                                   Exhibits

Exhibit A         Form of Stockholders Agreement
Exhibit B         Form of Standstill Agreement
Exhibit C         Form of Affiliate Letter
Exhibit D         Form of Noncompete/Nonsolicitation Agreement
Exhibit E         Form of Opinions of counsel to H&R Block, Block Group and
                     CompuServe
Exhibit F         Form of Opinion of Counsel to H&R Block
Exhibit G         Form of Opinions of Counsel to WorldCom
Exhibit H         Form of Opinion of Counsel to WorldCom
Exhibit I         Form of Registration Rights Letter


                            Schedules of CompuServe

Schedule 3.1      Organization, Existence and Good Standing
Schedule 3.2      CompuServe Capital Stock
Schedule 3.3(a)   CompuServe Entities' Capital Stock; Investments
Schedule 3.3(b)   CompuServe Entities' Capital Stock; Investments
Schedule 3.5      CompuServe SEC Documents; Financial Information
Schedule 3.6      Subsequent Events
Schedule 3.7      Legal Proceedings
Schedule 3.8(a)   Contracts
Schedule 3.8(b)   Contracts
Schedule 3.8(c)   Contracts (International Distribution Agreements)
Schedule 3.8(d)   Contracts (Network Services Agreements)
Schedule 3.8(e)   Contracts (Government Contracts)
Schedule 3.8(f)   Consents (Waivers and Approvals)
Schedule 3.10     Tax Disclosure
Schedule 3.10(g)  Tax Disclosure (Tax Sharing Agreements)
Schedule 3.11(a)  Employee Benefit Plans; Employment Matters (employee benefit plans)
Schedule 3.11(b)  Employee Benefit Plans; Employment Matters (unions;
                     employment agreements or plans affected by the Agreement)
Schedule 3.12     Compliance with Laws; Permits
Schedule 3.13     Patents, Trademarks, Etc.
Schedule 8.1(c)   Interim Conduct of  CompuServe and the CompuServe Entities
Schedule 8.4(b)   General Indemnification by CompuServe and H&R Block
Schedule 8.17     CompuServe Entity Employees
Schedule 8.26     CompuServe Stock Option Payments

                            Schedules of H&R Block

Schedule 2.2      Amounts Owed From CompuServe to H&R Block
Schedule 4.2      H&R Block Ownership of CompuServe Entities Capital Stock
Schedule 4.4      H&R Block Tax Returns
Schedule 4.5(a)   Assets Used Principally in CompuServe's Business
Schedule 4.5(b)   Other Assets Used in CompuServe's Business
Schedule 4.6      Legal Proceedings

                           Schedules of Block Group

Schedule 5.2      Block Group Capital Stock
Schedule 5.4      Legal Proceedings


                             Schedules of WorldCom

Schedule 6.2      WorldCom Common Shares Agreements
Schedule 6.7      Taxes

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of the 7th day of September, 1997, by and among H&R BLOCK, INC., a Missouri corporation ("H&R Block"), H&R BLOCK GROUP, INC., a Delaware corporation and a wholly-owned subsidiary of H&R Block ("Block Group"), COMPUSERVE CORPORATION, a Delaware corporation and a majority-owned subsidiary of Block Group ("CompuServe"), WORLDCOM, INC., a Georgia corporation ("WorldCom"), and WALNUT ACQUISITION COMPANY, L.L.C., a Delaware limited liability company which is wholly-owned by WorldCom ("WAC"). All capitalized terms used in this Agreement and not defined in the text hereof have the meanings set forth in Article XIII.

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of H&R Block, Block Group, CompuServe and WorldCom, and the sole member (WorldCom) of WAC each have determined that it is in the best interests of their respective stockholders or member that they enter into this Agreement, which provides for the merger of WAC with and into CompuServe (the "Merger") in accordance with the laws of the State of Delaware and the provisions of this Agreement, and have authorized their respective officers to execute and deliver this Agreement on their behalf;

     WHEREAS, the Board of Directors of CompuServe has determined it is in the best interests of its stockholders to consummate the Merger and has adopted a resolution approving and adopting this Agreement, subject to authorization by resolution of the stockholders of CompuServe;

     WHEREAS, the Board of Directors of H&R Block, as sole stockholder of Block Group, has determined it is in the best interests of its shareholders to consummate the transactions contemplated by this Agreement and has adopted a resolution approving and adopting the Agreement;

     WHEREAS, WorldCom, as the sole member of WAC, has approved this Agreement;

     WHEREAS, as a condition and inducement to WorldCom's and WAC's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, H&R Block and Block Group are entering into a stockholder's agreement with WorldCom in the form attached hereto as Exhibit A (the "Stockholders Agreement"), pursuant to which, among other things, Block Group has agreed to grant WorldCom an irrevocable option to purchase all of the capital stock of CompuServe held by Block Group, agreed to vote all of its CompuServe Common Shares in favor of the Merger and granted WorldCom an irrevocable proxy to vote such shares;

     WHEREAS, as a condition and inducement to WorldCom's and WAC's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, H&R Block and Block Group are entering into a standstill agreement in the form attached hereto as Exhibit B (the "Standstill Agreement"), pursuant to which, among other things, H&R Block and Block Group agree to restrictions with respect to the acquisition of WorldCom Common Shares;

     WHEREAS, the parties intend that WorldCom's acquisition of CompuServe through the Merger shall constitute a qualified stock purchase within the meaning of Section 338(d)(3) of the Code; and

     WHEREAS, H&R Block, Block Group, CompuServe, WorldCom and WAC desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof;

     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I


                              Terms of the Merger

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Merger shall be consummated in accordance with the DGCL and the DLLCA. At the Effective Time (as defined in Section 1.2 below), upon the terms and subject to the conditions of this Agreement, WAC shall be merged with and into CompuServe in accordance with the DGCL and the DLLCA and the separate existence of WAC shall thereupon cease, and CompuServe, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of WorldCom. The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the applicable requirements of the DGCL and the DLLCA and with the provisions of this Agreement.

     1.2 Effective Time. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. WorldCom and CompuServe shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

     1.3  Merger Consideration.

          (a) (i) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the CompuServe Common Shares outstanding as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided in exchange for each of the CompuServe Common Shares, a fraction of a share of WorldCom Common Stock equal to the Exchange Ratio (defined below), subject to the payment of cash in lieu of any fractional share as provided in Section 1.3(b) (such share of WorldCom Common Stock, together with such cash payment, the """Merger Consideration"). The "Exchange Ratio" shall be determined as follows: (i) if the Average Trading Price of a WorldCom Common Share is greater than or equal to $29.54, the Exchange Ratio shall equal 0.40625; (ii) if the Average Trading Price of a WorldCom Common Share is greater than or equal to $24.00 but less than $29.54, the Exchange Ratio shall equal a fraction (rounded to the nearest hundred-thousandth) determined by dividing $12.00 by the Average Trading Price of a WorldCom Common Share; and (iii) if the Average Trading Price of a WorldCom Common Share is less than $24.00, the Exchange Ratio shall equal
0.5. The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the WorldCom Common Stock or the CompuServe Common Stock.

          (ii) In order to allow the transaction contemplated by this Agreement to constitute a qualified stock purchase under Section 338 of the Code and not a tax-free reorganization, Block Group shall have the right to elect to (x) reduce the aggregate Merger Consideration otherwise payable to Block Group pursuant to the Merger by such number of shares of WorldCom Common Stock the aggregate value of which, based on the Average Trading Price, is equal to $1,100,000, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the WorldCom Common Stock and not reflected in the Average Trading Price, and (y) in lieu of such shares, receive $1,000,000 in cash.

        (b) No fractional shares of WorldCom Common Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. In lieu thereof, any Person who would otherwise be entitled to a fractional share of WorldCom Common Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction multiplied by the Average Trading Price, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the WorldCom Common Stock and not reflected in the Average Trading Price.

        (c) Each share of CompuServe Common Stock held in the treasury of CompuServe or by a wholly owned subsidiary of CompuServe shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

        (d) Subject to the provisions of this Agreement, at the Effective
Time, the interest of WorldCom in WAC outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock, par value $.01 per share, of the Surviving Corporation (the """Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by WorldCom.

     1.4 Stockholders' Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented CompuServe Common Shares (the """Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration.

     1.5 Surrender and Exchange of Shares. (a) Prior to the Closing Date, WorldCom shall appoint The Bank of New York or such other entity as may be serving as WorldCom's transfer agent to act as exchange agent (the """Exchange Agent") for the Merger. Promptly after the Effective Time, WorldCom shall make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of WorldCom Common Stock and such amount of cash, as and when necessary, in order to enable the Exchange Agent to effect the exchange of certificates and make the cash payment required pursuant to Section 1.3(a)(ii) above if elected by Block Group, and the cash payments in respect of fractional shares contemplated by Section 1.3(b) above.

     (b) On the Closing Date, WorldCom shall instruct the Exchange Agent to mail to each holder of record of a Certificate within five Business Days of receiving from CompuServe a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as WorldCom may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration.

     (c) After the Effective Time, each holder of a CompuServe Common Share shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of WorldCom Common Stock into which such holder's CompuServe Common Shares have been converted pursuant to this Agreement, subject to the cash payment required pursuant to Section 1.3(a)(ii) above if elected by Block Group and the cash payment in lieu of any fractional share contemplated by Section 1.3(b) above. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence only the right to receive that number of whole shares of WorldCom Common Stock into which the CompuServe Common Shares have been converted pursuant to this Agreement, subject to the cash payment required pursuant to Section 1.3(a)(ii) above if elected by Block Group and the cash payment in lieu of any fractional share contemplated by Section 1.3(b) above; provided, however, that no dividends or
                                      --------  -------
other distributions, if any, in respect of the shares of WorldCom Common Stock, declared after the

Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates are exchanged as provided herein. Subject to applicable law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such unpaid dividends or other distributions, without interest thereon, which have become payable after the Effective Time with respect to the number of shares of WorldCom Common Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote WorldCom Common Stock or exercise other rights of the holders of WorldCom Common Stock until such Certificates are exchanged pursuant to this Agreement.

     (d) At the Effective Time, the stock transfer books of CompuServe shall be closed, and no transfer of CompuServe Common Shares shall be made thereafter. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of WorldCom Common Stock and cash as provided in Section 1.3(a)(ii) if so elected by Block Group and Section 1.3(b) above.

     (e) Neither CompuServe nor WorldCom nor the Exchange Agent shall be liable to any holder of CompuServe Common Shares for any such shares of WorldCom Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     1.6 Certificate of Incorporation. At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be identical to the Certificate of Incorporation of CompuServe in effect at the Effective Time (subject to any subsequent amendment).

     1.7 Bylaws. At and after the Effective Time, the Bylaws of CompuServe in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment).

     1.8 Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the DGCL and the DLLCA.

     1.9  No Dissenters' Rights.   The holders of the CompuServe Common
Shares are not entitled to appraisal rights under the DGCL. H&R Block and CompuServe jointly and severally represent and warrant that the holders of the CompuServe Common Shares are not entitled to appraisal rights under the Certificate of Incorporation of CompuServe.

     1.10 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of WAC or CompuServe or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of WAC or CompuServe, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of WAC or CompuServe, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II

     ASSET TRANSFER; SETTLEMENT OF INTERCOMPANY ACCOUNTS; RELEASE OF CLAIMS

          2.1  Transfer of Assets.    H&R Block, Block Group and CompuServe
agree that, prior to the Closing, any interests, assets or rights owned, leased or held by or in the possession or control of H&R Block or any H&R Block Entity which are principally used in or principally related to the business of CompuServe or any of the CompuServe Entities, whether tangible or intangible, and whether fixed, contingent or otherwise, including contracts, contractual rights, licenses and intellectual property rights, will be transferred and contributed for no additional consideration to CompuServe or such CompuServe Entity as directed by WorldCom; provided, however, that such interests, assets or rights shall not include (x) assets held under any H&R Block employee benefit plans, such as life insurance policies and deferred compensation plans for the benefit of CompuServe Employees, or (y) any other H&R Block insurance policy (except, in the case of clauses (x) and (y), any pre-paid benefits or coverage under insurance policies which inure to CompuServe or any of the CompuServe Entities and coverage with respect to such policies for accrued or past claims or losses). In connection therewith, H&R Block, Block Group and CompuServe agree to use all reasonable efforts to obtain any required consents, approvals or waivers. To the extent that any such interests, assets or rights have not been so contributed to CompuServe or a CompuServe Entity prior to or at the Closing, H&R Block and Block Group shall, and shall cause the other H&R Block Entities to, use all reasonable efforts, including acting after the Closing and to the maximum extent permitted by law as CompuServe's agent, to effectuate such transfer and contribution to CompuServe or such other CompuServe Entity as soon as practicable after the Closing for no additional consideration.

     2.2 Intercompany Accounts. Immediately prior to the Closing, H&R Block and each other H&R Block Entity shall pay CompuServe and each CompuServe Entity all amounts then owing from H&R Block and each other H&R Block Entity to CompuServe and each CompuServe Entity, respectively (including all amounts owed to CompuServe and each CompuServe Entity pursuant to the Tax Sharing Agreement or any other Tax sharing agreement), if any, less all amounts then owing, if any, from CompuServe and such CompuServe Entity to H&R Block and/or a H&R Block Entity. Such payment shall be accomplished without incurrence of any liability for Taxes by CompuServe or any CompuServe Entity (other than Taxes with respect to which H&R Block and Block Group have agreed to and do fully indemnify WorldCom). To the extent that any such amounts have not been paid prior to or at the Closing, H&R Block and any other H&R Block Entity shall, as soon as practicable following the Closing, pay to CompuServe and each CompuServe Entity all such unpaid amounts together with interest thereon as provided by the terms of such obligations. H&R Block and Block Group jointly and severally represent and warrant that, as of July 31, 1997, the aggregate net amount owed by H&R

Block and the H&R Block Entities to CompuServe and the CompuServe Entities is set forth on Schedule 2.2 hereto.
             ------------

     2.3 Release of Claims. Effective as of the Effective Time, H&R Block, for itself and on behalf of each of the H&R Block Entities, releases and forever discharges CompuServe and the CompuServe Entities from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that H&R Block or any H&R Block Entity now has, has ever had, or may hereafter have against CompuServe or the CompuServe Entities arising at or prior to the Effective Time or on account of or arising out of any matter, cause, or event occurring at or prior to the Effective Time, including, but not limited to, any rights to indemnification, contribution or reimbursement from CompuServe or any of the CompuServe Entities, and whether or not relating to matters pending on, or asserted after, the Effective Time. Further, H&R Block and each of the H&R Block Entities, as of the Effective Time, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against CompuServe or any of the CompuServe Entities, based upon any matter purported to be released hereby.


                                  ARTICLE III

              Representations and Warranties Regarding CompuServe

          H&R Block, Block Group and CompuServe, jointly and severally, hereby make the following representations and warranties to WorldCom and WAC:

          3.1 Organization, Existence and Good Standing. CompuServe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CompuServe has all necessary corporate power and authority to own, lease, operate and transfer its properties and to conduct its business as currently conducted. Each CompuServe Entity is duly organized, validly existing and, to the extent such concept is applicable under the laws of such jurisdiction, in good standing in its respective jurisdiction of organization, and has all necessary corporate power to own, lease, operate and transfer its properties and carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. CompuServe and each CompuServe Entity is duly qualified to do business and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. CompuServe has made available to WorldCom complete and correct copies of its Certificate of Incorporation and Bylaws and other comparable charter or organizational documents of each CompuServe Entity, in each case as amended to the date of this Agreement. Schedule 3.1 sets forth
                                                        ------------
a complete and accurate list of all CompuServe Entities and their jurisdiction of incorporation or organization and qualification or license, and a description of the interest of CompuServe and any other holder in each such entity.

          3.2  CompuServe Capital Stock.    The authorized capital stock of
CompuServe consists of (i) 250,000,000 CompuServe Common Shares, of which as of September 3, 1997, 92,600,000 shares were issued and outstanding and no shares were issued and held as treasury shares and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date of this Agreement, no shares are issued and outstanding and no shares are issued and held as treasury shares. All of the issued and outstanding CompuServe Common Shares are duly authorized, validly issued, fully paid and non-assessable. As of September 5, 1997, options (the "CompuServe Stock Options") to purchase an aggregate of 1,712,411 CompuServe Common Shares (subject to adjustment on the terms set forth in the CompuServe Stock Plans) were outstanding under the 1996 CompuServe Corporation Long-Term Incentive Plan, the CompuServe Corporation 1996 Employee Stock Purchase Plan, the CompuServe 1996 Outside Directors Plan, and the Crystal Club Plan (the "CompuServe Stock Plans"), which are the only existing stock option, purchase or other plans, arrangements or agreements relating to CompuServe Common Shares. Schedule 3.2 sets forth a complete and accurate list
                           ------------
of all outstanding CompuServe Stock Options held by current or former CompuServe Employees and directors of CompuServe (including a vesting schedule and the exercise price of each option grant) as of September 5, 1997, and no additional CompuServe Stock Options have been issued or granted since such date. Except as provided in the preceding sentences of this Section 3.2 and except for CompuServe Common Shares issued after September 5, 1997 pursuant to the exercise of CompuServe Stock Options in accordance with their terms, there are no options, preemptive rights, warrants, or similar rights granted by CompuServe in respect of shares of CompuServe capital stock or any other agreements to which CompuServe is a party providing for the issuance or sale by it of any additional securities. Except as set forth on Schedule 3.2 or in the CompuServe SEC
                                    ------------
Documents, there are no outstanding CompuServe debt securities or other agreements or instruments issued by CompuServe or to which H&R Block, any H&R Block Entity, CompuServe or any CompuServe Entity or, to the knowledge of CompuServe, any other Person is a party, entitling the holders thereof or parties thereto to vote or to direct or otherwise restrict the vote of the holders of CompuServe Common Shares or which are convertible into or exchangeable for capital stock of CompuServe. Except as set forth on Schedule
                                                                      --------
3.2 or as otherwise provided in this Agreement, neither CompuServe nor any
- ---
CompuServe Entity, nor to the knowledge of H&R Block, Block Group or CompuServe, any stockholder of CompuServe, is a party to any voting trust, voting agreement, proxy or similar agreement. As of the date of this Agreement, except for an aggregate of 4,000,000 CompuServe Common Shares reserved for issuance upon the exercise of CompuServe Stock Options granted or which may be granted under the CompuServe Stock Plans and an aggregate of 2,500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance under the CompuServe Rights Agreement, there are no shares of authorized capital stock of CompuServe reserved for issuance. There is no liability for or obligations with respect to any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any shares of CompuServe capital stock. The CompuServe Common Shares held by Block Group entitle Block Group to exercise 80.13% of the voting power of all of the outstanding CompuServe Common Shares.

     3.3 Ownership of CompuServe Entities' Capital Stock; Investments. (a) CompuServe owns (directly or through one or more CompuServe Entities as set forth on Schedule 3.3(a)), beneficially and (except for de minimis numbers of shares held by nominees as required by the laws of certain foreign jurisdictions) of record, the issued and outstanding shares of capital stock or other securities of or interests in the CompuServe Entities as set forth on Schedule 3.3(a), all of which shares or
                                    ---------------
other securities or interests are duly authorized, validly issued and outstanding, fully paid and non-assessable, and free and clear of all Liens or Other Encumbrances. As of the date of this Agreement, except as set forth on
Schedule 3.3(a), there are no preemptive rights, options, warrants or similar
- ---------------
rights granted by CompuServe or any CompuServe Entity in respect of shares of capital stock or other securities of or interests in the CompuServe Entities or any agreements to which CompuServe or any CompuServe Entity is a party providing for the issuance or sale by CompuServe or any CompuServe Entity of capital stock or other securities of or interests in any CompuServe Entity. There are no outstanding debt securities, agreements or interests of any CompuServe Entity, or other instruments issued by or to which CompuServe, or any CompuServe Entity or, to the knowledge of H&R Block, Block Group or CompuServe, any other Person is a party, entitling the holders thereof or parties thereto to vote or to direct or otherwise restrict the vote of the holders of the capital stock or other securities of or interests in any CompuServe Entity or which are convertible into or exchangeable for capital stock or other securities of or interests in any CompuServe Entity. No capital stock or other securities of or interests in any CompuServe Entity are reserved for issuance under any stock plans or otherwise, and there is no liability for or obligations with respect to any dividends, distributions or similar participation rights declared or accumulated but unpaid with respect to any securities or interests of any CompuServe Entity.

          (b) Except for the CompuServe Entities or as set forth on Schedule
                                                                    --------
3.3(b), CompuServe and the CompuServe Entities do not own, beneficially or
- ------
otherwise, any shares of capital stock or other securities of or interests in, or any direct or indirect interest of any nature in, any other corporation, partnership, limited liability company, joint venture or other entity.

          3.4  Power and Authority; Non-Contravention; Filings and Consents.
(a) CompuServe has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and, except for the calling of the CompuServe Stockholders Meeting and the vote of Block Group as the majority stockholder of CompuServe to approve this Agreement, has taken all action required by its Certificate of Incorporation, its Bylaws or otherwise, to duly and validly authorize the execution, delivery and the performance of its obligations under this Agreement and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by CompuServe do not and, subject to the receipt of the requisite vote of CompuServe's stockholders as aforesaid, the consummation of the transactions contemplated by this Agreement and such related documents by CompuServe will not (i) conflict with or violate any provisions of its Certificate of Incorporation or its Bylaws, or (ii) constitute a breach of or default under or result in the creation of any Liens or Other Encumbrances or Tax on or against, any assets, rights or property of CompuServe or any CompuServe Entity or give rise, with or without notice or lapse of time (other than under any of the CompuServe Stock Plans as set forth on Schedule 3.2), to
                                                             -------------
any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to CompuServe or any CompuServe Entity, or to which CompuServe or any CompuServe Entity is a party or by which CompuServe or any CompuServe Entity, or any of their respective assets is or are bound, or conflict with or violate any restrictions of any kind to which they are subject, which breach, default, lien, encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent CompuServe from performing its obligations hereunder in any material respect, or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations, and making the filings described in Section 3.4(b) below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would have a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent CompuServe from performing its obligations hereunder in any material respect. The execution, delivery and performance of this Agreement have been approved by the Board of Directors of CompuServe. This Agreement has been duly executed and delivered by CompuServe and, assuming this Agreement constitutes a valid and binding obligation of WorldCom and WAC enforceable against such parties in accordance with its terms, constitutes a valid and binding obligation of CompuServe enforceable against CompuServe in accordance with its terms.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, made or filed by CompuServe or any CompuServe Entity in connection with the execution and delivery of this Agreement by CompuServe, the consummation by CompuServe of the transactions contemplated by this Agreement, except for (i) filings with and, where required, approval by one or more non-U.S. competition or antitrust regulatory bodies, (ii) the filing with the SEC of (x) the Registration Statement and the CompuServe Proxy Statement and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of states in which CompuServe is qualified to do business, and (iv) such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not (A) impair in any material respect the ability of CompuServe to perform its obligations hereunder, (B) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement, or (C) have a Material Adverse Effect.

          3.5  CompuServe SEC Documents; Financial Information.  CompuServe
has filed with the SEC all reports, proxy statements, forms, and other documents required to be filed therewith (the "CompuServe SEC Documents") prior to the date of this Agreement, and, as of the Closing Date, CompuServe shall have filed with the SEC all CompuServe SEC Documents required to be filed prior thereto.
As of their respective dates, (i) the CompuServe SEC Documents complied, and all similar documents filed with the SEC after the date of this Agreement but prior to the Closing will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CompuServe SEC Documents and similar documents and (ii) none of the CompuServe SEC Documents contained, nor will any similar documents filed after the date of this Agreement but prior to the Closing contain, any untrue statement of a material fact and none of the CompuServe SEC Documents omitted, nor will any similar document filed after the date of this Agreement but prior to the Closing omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any related notes and schedules) of CompuServe included in the CompuServe SEC Documents (including any similar documents filed with the SEC after the date of this Agreement but prior to the Closing) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CompuServe and its consolidated subsidiaries (including all applicable CompuServe Entities) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with prior years). Nothing in this Section 3.5 shall constitute a representation or warranty by H&R Block, Block Group or CompuServe to the extent that any untrue statement, omission or failure to comply results from information supplied by WorldCom to CompuServe for inclusion in any documents filed by CompuServe with the SEC. Except as set forth on Schedule 3.5 or as disclosed in the CompuServe SEC Documents and the
         ------------
April 30, 1997 consolidated balance sheet included in the CompuServe SEC Documents (the "CompuServe Balance Sheet"), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the CompuServe Balance Sheet, neither CompuServe nor any of CompuServe's consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be set forth on a consolidated balance sheet of CompuServe and its consolidated subsidiaries or in the notes thereto that are not so included or disclosed and which would reasonably be expected to have a Material Adverse Effect.

          3.6  Subsequent Events.  Except as set forth on Schedule 3.6 or
                                                            ------------
disclosed in the CompuServe SEC Documents or as otherwise contemplated hereunder, neither CompuServe nor any CompuServe Entity has since the date of the CompuServe Balance Sheet to the date hereof:

               (a) Suffered any Material Adverse Change;

          (b) Discharged or satisfied any Material Liens or Other Encumbrances, or paid, satisfied or incurred any Material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the CompuServe Balance Sheet or (ii) liabilities incurred since the date of the CompuServe Balance Sheet in the ordinary course of business, the discharge, satisfaction or incurrence of which would not have a Material Adverse Effect;

          (c) Increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor which, if paid in full, would have a Material Adverse Effect;

          (d) Mortgaged, pledged or subjected to any Liens or Other Encumbrances, any of their assets, tangible or intangible, which event would, individually or in the aggregate, cause a Material Adverse Effect;

          (e) Sold or transferred any of the assets of CompuServe or any CompuServe Entity other than in the ordinary course of business and consistent with past practice or canceled any debts or claims or waived any rights Material to CompuServe or any CompuServe Entity;

          (f) Granted any general or uniform increase in the rates of pay of employees or any increase in compensation payable or to become payable by CompuServe or any CompuServe Entity to any director, officer or employee, consultant or agent of CompuServe or any CompuServe Entity (other than increases in the ordinary course consistent with past practice), or by means of any bonus or pension plan, or similar contract or agreement, increased the compensation of any director, officer or employee (other than increases in the ordinary course consistent with past practice);

          (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any Material transaction other than in the ordinary course of business or expressly permitted under other provisions hereof;

          (h) Issued, sold, transferred, pledged, disposed of or encumbered any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or interest in or securities of any kind to acquire, any shares of capital stock of any class of or interest in or securities of CompuServe or any CompuServe Entity, other than shares issued upon the exercise of CompuServe Stock Options in accordance with the terms of such CompuServe Stock Options existing on the date of exercise;

          (i) Made capital commitments which in the aggregate were in excess of the amounts contemplated in CompuServe's May 23, 1997 business plan for fiscal 1998 as furnished to WorldCom;

          (j) Taken any action to (a) amend its Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws or similar organizational documents; (b) declare, set aside or pay any dividend or other distribution with respect to capital stock payable in cash, stock, securities or property other than dividends paid by CompuServe's wholly owned subsidiaries to CompuServe or another of CompuServe's wholly owned subsidiaries; or (c) except pursuant to the Employee Stock Purchase Plan and the Crystal Club Plan, redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or any interest in or securities of CompuServe or any CompuServe Entity;

          (k) Adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization or other reorganization of CompuServe or any CompuServe Entity;

          (l) Changed in any material respect its Tax or accounting methods, principles or practices (including any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves), other than as required by a change in GAAP or other applicable law; or

          (m) Entered into any agreement, contract, commitment or arrangement to take any of the actions contemplated in the foregoing clauses (a) through (l), or authorized, recommended, proposed or announced an intention to take any such action.

          3.7  Legal Proceedings.  Except as set forth on Schedule 3.7, or
                                                            ------------
disclosed in the CompuServe SEC Documents, there is no action, suit, claim, demand, proceeding or investigation pending, or to the knowledge of CompuServe, threatened against CompuServe or any of the CompuServe Entities or affecting the consummation of the transactions contemplated by this Agreement which, if resolved adversely to CompuServe or any of the CompuServe Entities, would have a Material Adverse Effect or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.7, there are no Material judgments, decrees, injunctions or
         ------------
orders of any Governmental Entity or arbitrator against CompuServe or any of the CompuServe Entities.

          3.8  Contracts.    (a)  CompuServe and the CompuServe Entities have
made available to WorldCom or, in the case of certain customer contracts, WorldCom's counsel true and complete copies of all outstanding contracts, intellectual property licenses, leases, agreements and arrangements which are Material. Except as otherwise disclosed on Schedule 3.8(a), all of such
                                            ---------------
contracts, leases, intellectual property licenses, agreements and arrangements are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound, as to which none of H&R Block, Block Group or CompuServe has any reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect. Except as otherwise indicated on Schedule 3.8(a), neither CompuServe nor any CompuServe
                       ---------------
Entity is, and to the knowledge of CompuServe, no other party to such contracts, leases, licenses, agreements and arrangements is in default thereunder, and no event has occurred which, with or without the lapse of time or the giving of notice or both, would constitute a default thereunder, except in each case for defaults as would not have, individually, or in the aggregate, a Material Adverse Effect.

          (b) Except as set forth on Schedule 3.8(b) and except for contracts
                                     ---------------
which may be canceled by CompuServe or any CompuServe Entity party thereto within 30 days without penalty, there are no contracts to which CompuServe or any of the CompuServe Entities is a party or by which CompuServe or any of the CompuServe Entities is bound which: (i) provide for ongoing obligations with respect to any or all of the Online Services Business or the network services business or any other business of CompuServe and the CompuServe Entities after December 31, 2000; (ii) are network services customer, lease or other agreements containing change of control or anti-assignment provisions granting to another party or other parties thereto the right to terminate such agreements or take other action adverse to CompuServe or any of the CompuServe Entities upon or following the transactions contemplated by this Agreement which termination or adverse action would have a Material Adverse Effect; or (iii) purport to limit CompuServe or any of the CompuServe Entities from providing any service in any jurisdiction, whether under the CompuServe name or otherwise, or grant any exclusive geographic, segment or other rights to any third-party, except where the existence of which after the Closing would not have a Material Adverse Effect on CompuServe.

          (c) CompuServe and the CompuServe Entities have made available to WorldCom true and complete copies of all agreements material to the relationship of CompuServe or any of the CompuServe Entities with international distributors, including those certain license and distributorship agreements with international distributors into which CompuServe, a CompuServe Entity or, to the knowledge of CompuServe, licensees thereof, have entered (collectively, the "International Distribution Agreements"). Each International Distribution Agreement is valid, binding and enforceable in accordance with its terms (assuming the other parties thereto are bound, as to which none of H&R Block, Block Group or CompuServe has any reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect. Except as set forth on Schedule 3.8(c), to the knowledge of
                                       ---------------
CompuServe, no party to any International Distribution Agreement is in violation of the terms and provisions of any such agreement, except for violations which would not have a Material Adverse Effect.

          (d) CompuServe and the CompuServe Entities have made available to WorldCom true and complete copies of the 40 largest (based upon annualized revenue as estimated by CompuServe) contracts and agreements with customers of the network services business of CompuServe and the CompuServe Entities (the "Network Services Agreements"). To the knowledge of CompuServe, each Network Services Agreement is valid, binding and enforceable in accordance with its terms (assuming the other parties thereto are bound, as to which none of CompuServe, Block Group or H&R Block has any reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect. To the knowledge of CompuServe, and except as set forth in Schedule 3.8(d), no party to any such Network Services Agreement is in
   ---------------
violation of the terms and provisions thereof, except for violations which would not have a Material Adverse Effect.

          (e) Schedule 3.8(e) contains a list of each contract between
              ---------------
CompuServe or any of the CompuServe Entities and a Governmental Entity which is to be performed by or through CompuServe or a CompuServe Entity and which accounted for at least 5% of the network services revenues of CompuServe during the 12-month period ended April 30, 1997 (the "Government Contracts"), true and complete copies of which have been made available to WorldCom. To the knowledge of CompuServe, Block Group or H&R Block, all Government Contracts have been legally awarded and are binding on the parties thereto and are not currently the subject of protest proceedings, except as would not have a Material Adverse Effect.

     (f) Except as set forth on Schedule 3.8(f), no notice, consent,
                                ---------------
waiver or approval is contemplated by or required to or from any party to the contracts, intellectual property licenses, leases, agreements and arrangements listed on Schedules 3.8(a) through 3.8(e) in connection with the execution and
          ----------------         ------
delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.9  Accounts Receivable.  Since the date of the CompuServe Balance
Sheet, neither CompuServe nor any CompuServe Entity has materially changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure except as required by GAAP or statutory accounting principles.

     3.10 Taxes. Except as disclosed in the CompuServe SEC Documents or as set forth on Schedule 3.10:
             -------------

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of CompuServe or any CompuServe Entity have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are accurate and complete in all material respects, except for such failures to be complete and accurate as would not, individually or in the aggregate, have a Material Adverse Effect;

     (b) All Taxes required to be paid (including all required estimated Tax payments and with respect to Taxes required to be withheld) by CompuServe and any CompuServe Entity have been paid in full or adequately reserved in accordance with GAAP on the consolidated financial statements of CompuServe, other than any failure to pay or reserve for as would not have a Material Adverse Effect;

     (c) As of the date hereof, there is no outstanding Tax audit, inquiry or assessment (and no written notice of any such audit or inquiry has been received) with respect to CompuServe or any CompuServe Entity that would have a Material Adverse Effect;

     (d) There are no waivers of the statute of limitations for the assessment or payment of any Tax by CompuServe or any CompuServe Entity that would be material to CompuServe and the CompuServe Entities, taken as a whole, their Online Services Business or their network services business;

     (e) Neither CompuServe nor any CompuServe Entity has made any payment(s), is obligated to make any payment(s) or is a party to any agreement that could obligate it to make any payment(s) that, whether as a result of the Merger or otherwise, would not be deductible under Code Section 280G or would constitute compensation in excess of the limitation set forth in Code Section 162(m);

     (f) Neither CompuServe nor any CompuServe Entity has executed or entered into any closing agreement under Code Section 7121 (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Code Section 481(a) (or similar provision of state, local or foreign law), in either case that could affect its Tax liability after the Closing Date to any material extent;

     (g) Except as disclosed in Schedule 3.10(g), neither CompuServe nor any
                                ----------------
CompuServe Entity is a party to a tax sharing, tax indemnity or similar agreement (whether or not in writing);

     (h) There are no Liens or Other Encumbrances with respect to Taxes upon any of the assets or properties of CompuServe or any of the CompuServe Entities, other than with respect to Taxes not yet due and payable;

     (i) Neither CompuServe nor any CompuServe Entity has been a member of an affiliated group (within the meaning of the Code) filing a consolidated federal income Tax Return other than a group the common parent of which is H&R Block; and

     (j) CompuServe is and will be as of the Closing Date a member of H&R Block's selling consolidated group as defined in Treasury Regulation Section 1.338(h)(10)-1(c)(3) and upon making a Section 338(h)(10) election will be a
Section 338(h)(10) target within Treasury Regulation Section 1.338(h)(10)- 1(c)(1).

     3.11  Employee Benefit Plans; Employment Matters.  (a)  Except as
set forth on Schedule 3.11(a), neither CompuServe nor any CompuServe Entity has
             ----------------
established or maintains or is obligated to make contributions to or under or otherwise participates in with respect to any current or former employee, director, officer or agent of CompuServe or any of the CompuServe Entities: (i) any stock option, restricted stock, stock appreciation rights, bonus or other type of incentive compensation plan, program, agreement or arrangement; (ii) any severance, pension, profit-sharing, thrift or savings, retirement, deferred compensation, employee stock ownership, employee stock purchase or supplemental executive retirement plan, agreement or arrangement, including, but not limited to, those described in Section 3(2) of the ERISA; (iii) any life insurance, death benefit, health and hospitalization, disability, cafeteria or Section 125, employee assistance, education or tuition assistance, vacation benefit or fringe benefit plan, or other employee benefit plan, program, agreement or arrangement, including, but not limited to, those described in Section 3(1) of ERISA; or (iv) any grantor trust to provide funding for non-tax-qualified employee benefits or compensation. Except as disclosed on Schedule 3.11(a), all such plans listed on
                                      ----------------
Schedule 3.11(a) in which United States-based employees participate
- ----------------
(collectively, the "CompuServe Benefit Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including, but not limited to ERISA and the Code (and any similar statute of a state or other jurisdiction, domestic or foreign, if applicable). With respect to each CompuServe Benefit Plan, CompuServe and the CompuServe Entities have made available to WorldCom the following (to the extent they exist with respect to such CompuServe Benefit Plan): (i) the document(s) governing such plan, including, if applicable, the plan document, the trust agreement, any insurance contract, administrative services agreement, investment manager agreement, and any amendments thereto; (ii) the two most recent annual reports of such plan on the appropriate IRS Form 5500-series form; (iii) the financial statements of the plan for the two most recent plan years, and if applicable, actuarial valuation or other actuarial reports for the plan for the two most recent plan years; (iv) the most recent summary plan description for the plan and any subsequent summary of material modifications; (v) the most recent ruling letter with respect to the tax-exempt status of any voluntary employee's beneficiary association under
Section 501(c)(9) of the Code which is implementing such plan; and (vi) for each plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent IRS determination or opinion letter. Except as disclosed on
Schedule 3.11(a), and except as would not have a Material Adverse Effect, no act
- ----------------
or failure to act by CompuServe or any of the CompuServe Entities (i) has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the CompuServe Benefit Plans that is not subject to a statutory or regulatory exception; or (ii) has resulted or could reasonably be expected to result in the imposition of any Tax, penalty or other liability in any material amount on CompuServe or any of the CompuServe Entities pursuant to any provision of the Code or ERISA or any other applicable law. No CompuServe Benefit Plan is subject to Title IV of ERISA; and no circumstance exists or will exist as a result of the consummation of the transactions contemplated by this Agreement that could result in the existence of any Liens or Other Encumbrances on the property of CompuServe or any of the CompuServe Entities under the provisions of Title IV of ERISA (other than one or more Liens or Other Encumbrances that are disclosed in
Schedule 3.11(a) and would not have a Material Adverse Effect). Neither
- ----------------
CompuServe nor any CompuServe Entity has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of Section 3(37) of ERISA. CompuServe and each CompuServe Entity has made all contributions or payments required under the terms of or in connection with all CompuServe Benefit Plans or has properly reserved for such amounts on the CompuServe Balance Sheet. Except as disclosed on Schedule 3.11(a)
                                                                ----------------
no CompuServe Benefit Plan provides health and hospitalization or other medical or life insurance benefits to terminated or retired employees or independent contractors (other than benefits mandated by applicable law). Except as set forth on Schedule 3.11(a), neither CompuServe nor any CompuServe Entity has any
         ----------------
obligation or commitment (formal or informal) to create any new benefit plan or program, or to amend any existing CompuServe Benefit Plan to increase the benefits thereunder. CompuServe and each CompuServe Entity is in compliance with all requirements applicable to any retirement or other employee benefit plan maintained for its non-United States employees other than any failures to comply that would not individually or in the aggregate have a Material Adverse Effect, and there is no material unfunded liability with respect to any such plan which is not properly reflected in or reserved for in the CompuServe Balance Sheet.

          (b) Except as set forth on Schedule 3.11(b) or Schedule 8.17, neither
                                     ----------------    -------------
CompuServe nor any CompuServe Entity is a party to any oral or written (i) union, guild or collective bargaining agreement which covers employees in the United States (nor is CompuServe or H&R Block aware of any union organizing activity currently being conducted in respect to any of CompuServe's or any CompuServe Entity's employees), (ii) agreement with any director, officer, employee or agent the material benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this

Agreement or which provides for any payment or payments (including any severance, unemployment compensation, golden parachute, bonus or otherwise) of more than an aggregate of $50,000 to such officer or employee upon such occurrence, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or with respect to vesting, will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

          (c) Neither any of the companies with which CompuServe is a member of a "controlled group" within the meaning of Section 1563(a) of the Code nor any administrator or fiduciary of any employee benefit plan adopted by a member of such controlled group (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is reasonably likely to subject WorldCom to any material liability (to individuals, the IRS, the Pension Benefit Guaranty Corporation, or any other party) for breach of fiduciary duties, accumulated funding deficiencies, termination or other liability under ERISA, the Code, or any other applicable laws.

          3.12  Compliance with Laws; Permits.  (a)  Except as disclosed in the CompuServe SEC Documents or on Schedule 3.12, neither CompuServe nor any
                                   -------------
CompuServe Entity has violated, failed to comply with or acted or failed to act in any material respect so as to incur liability under any federal, state, local or foreign law, regulation or ordinance, judgment, decree or order relating to its business, operations, properties or assets including the Occupational Safety and Health Act, the Americans with Disabilities Act, export control laws, and any Environmental Laws, except where a violation, action or failure to act would not have a Material Adverse Effect, and no notice of any pending investigation or violation of, non-compliance with or alleged liability under, any such law, regulation, ordinance, judgment, decree or order has been received by H&R Block, any H&R Block Entity, CompuServe or any CompuServe Entity which, if it were determined that a violation had occurred, would have a Material Adverse Effect.

          (b) CompuServe and each CompuServe Entity possess all Governmental Authorizations necessary to enable it to conduct its business as presently conducted, except for those Governmental Authorizations the failure to possess which would not have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect, except for those authorizations the failure of which to be valid and in full force and effect would not have a Material Adverse Effect. CompuServe and each CompuServe Entity is, and at all times since May 1, 1995 has been, in compliance with the terms and requirements of each such Governmental Authorization, except where the failure to be so in compliance would not have a Material Adverse Effect. Since May 1, 1995, neither CompuServe nor any CompuServe Entity has received any notice or other communication from any Governmental Entity asserting (a) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except where any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect.

          3.13  Patents, Trademarks, Etc.    (a)  Except as disclosed on

Schedule 3.13 hereto, CompuServe and the CompuServe Entities own, free and clear
- -------------
of all Liens or Other Encumbrances, and have the exclusive right to use, sell, license or dispose of or otherwise has rights to use, such patents, copyrights, trademarks, service marks, and applications and registrations therefor, and trade names, trade secrets, customer lists, proprietary technology processes and formulae, source code, object code, know-how, inventions, other confidential and proprietary information, and other intellectual property rights as are necessary to permit CompuServe and the CompuServe Entities to carry on their business as currently conducted (the "CompuServe Rights"), except for failures to own free and clear, license to use or otherwise have sufficient rights to use as would not have a Material Adverse Effect. Schedule 3.13 sets forth all registered
                                     -------------
patents, copyrights, trademarks and service marks of CompuServe and the CompuServe Entities included in the CompuServe Rights, all of which are in full force and effect and are not subject to any Taxes or maintenance fees, except as set forth on Schedule 3.13 or except where the failure to be in full force or
             -------------
effect or to be so subject would not have a Material Adverse Effect. Except as set forth on Schedule 3.13, neither CompuServe nor any of the CompuServe
             -------------
Entities has licensed or granted to anyone the right to use the name "CompuServe" or any other name associated with or used by CompuServe or the CompuServe Entities. Except as set forth on Schedule 3.13, (i) neither
                                             -------------
CompuServe nor any of the CompuServe Entities has licensed or granted to anyone rights of any nature to use any CompuServe Rights that would limit the exercise of such CompuServe Rights by CompuServe or any of the CompuServe Entities against such licensee or grantee if such licensee or grantee were to use the property protected by such CompuServe Rights in direct or potential competition with CompuServe or the CompuServe Entities or that would limit CompuServe or any of the CompuServe Entities from using, selling, licensing or disposing of the CompuServe Rights in any market or geographic region, including in direct competition with any licensee of such CompuServe Rights in such geographic region; and (ii) neither CompuServe nor any of the CompuServe Entities is obligated or pays royalties, fees or other payments to anyone for use of any individual CompuServe Right in an amount exceeding $2,000,000 annually; and
(iii) neither CompuServe nor any of the CompuServe Entities has received notice from any third party, to the knowledge of CompuServe, that any of the CompuServe Rights or any services or products marketed or sold by CompuServe or any of the CompuServe Entities violates any intellectual property right of a third party, except for such violations as would not have a Material Adverse Effect; and (iv) to the knowledge of CompuServe, none of the CompuServe Rights or any services or products marketed or sold by CompuServe or any of the CompuServe Entities violates any intellectual property rights of any third parties, except for such violations as would not have a Material Adverse Effect. To the knowledge of CompuServe, there exists no infringement by any third party of any of the CompuServe Rights that would have a Material Adverse Effect and there is no pending or, to the knowledge of CompuServe threatened claim or litigation against CompuServe or any of the CompuServe Entities contesting its use of any of the CompuServe Rights, asserting the misuse of any of the CompuServe Rights, or asserting the infringement or other violation of any rights of a third party, nor, to the knowledge of CompuServe, is there any reasonable basis for any such claim, where, in any such case, individually or in the aggregate, such infringement, claim or litigation would have a Material Adverse Effect.

          (b) All copyrightable works, inventions and know-how conceived by employees or independent contractors of CompuServe or any CompuServe Entity within the scope of their employment or retention, as the case may be, and related to the business of CompuServe or any CompuServe Entity were and are "works for hire" or if they were or are not, then all right, title, and interest therein were transferred and assigned to, or vested in, CompuServe or any CompuServe Entity, except where the failure to be "works for hire" or to have been so transferred assigned or vested would not have a Material Adverse Effect.

          (c) Except as set forth on Schedule 3.13, the consummation of the
                                     -------------
transactions contemplated by this Agreement will not alter, impair or extinguish any of the CompuServe Rights, the alteration, impairment or extinguishing of which would have a Material Adverse Effect. Except as set forth on Schedule
                                                                    --------
3.13, upon the consummation of the transactions contemplated hereby, CompuServe
- ----
or a CompuServe Entity will own, free and clear of all Liens or Other Encumbrances, and have the exclusive right to use, sell, license or dispose of or otherwise will have rights to use, the CompuServe Rights, except for such exceptions as would not have a Material Adverse Effect and except for such CompuServe Rights that will expire or terminate by their terms prior to the consummation of the transactions contemplated by this Agreement.

          3.14 Labor Matters. Neither CompuServe nor any CompuServe Entity is the subject of any proceeding (a) asserting that CompuServe or a CompuServe Entity has committed an unfair labor practice or (b) seeking to compel CompuServe or any of the CompuServe Entities to bargain with a labor union or labor organization, and there are no pending or, to the knowledge of CompuServe, threatened, nor has there been for the past five (5) years any, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving CompuServe or any of the CompuServe Entities, except in each case as did not or would not have a Material Adverse Effect.

          3.15 Insurance. Each of CompuServe and the CompuServe Entities has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably deemed necessary by CompuServe, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of CompuServe or the CompuServe Entities or any properties owned, occupied or controlled by CompuServe, or the CompuServe Entities, except for failures to obtain or maintain as would not have a Material Adverse Effect.

          3.16 Rights Agreement. CompuServe has effected an amendment to the CompuServe Rights Agreement with the effect that (a) (i) neither WorldCom nor WAC will be deemed to be an "Acquiring Person" (as defined in the CompuServe Rights Agreement), (ii) neither the "Shares Acquisition Date" nor the "Distribution Date" (each as defined in the CompuServe Rights Agreement) will be deemed to occur, and (iii) the "Rights" (as defined in the CompuServe Rights Agreement) will not separate from the CompuServe Common Shares, in any such event as a result of the execution, delivery or performance of this Agreement, the Stockholders

Agreement or any other agreement provided for herein or therein or the taking of any action provided for herein or therein; and (b) effective upon the Effective Time, the CompuServe Rights Agreement will terminate and the Rights shall be of no further force or effect.

          3.17 Commissions and Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to the terms of the letter agreement between CompuServe and Goldman, Sachs & Co., the amount of and payment schedule for which have been communicated to WorldCom, there are no claims for brokerage commissions, investment bankers' fees or finder's or similar fees in connection with the transactions contemplated by this Agreement and the Stockholders Agreement which may be now or hereafter asserted against WorldCom, WAC, CompuServe or any of the CompuServe Entities resulting from any action taken by CompuServe, any CompuServe Entity, H&R Block or any H&R Block Entity or their stockholders, directors, officers, employees or agents.

          3.18 Vote Required. The affirmative vote of the holders of a majority of the CompuServe Common Shares (Block Group being the majority stockholder of CompuServe) is the only vote of the holders of any class or series of CompuServe's capital stock necessary to approve and adopt this Agreement and consummate the transactions contemplated by this Agreement.

          3.19 Opinion of Financial Advisor. CompuServe has received the written opinion of its financial advisors, Goldman, Sachs & Co., to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of CompuServe Common Shares, other than H&R Block.

          3.20 Takeover Statutes. The Board of Directors of CompuServe has taken all necessary actions so that the restrictions contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement or the Stockholders Agreement by CompuServe, H&R Block, WorldCom or WAC or the consummation of the Merger and the transactions contemplated hereby or thereby.


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES REGARDING H&R BLOCK

     H&R Block hereby makes the following representations and warranties to WorldCom and WAC:

            4.1 Organization, Existence and Good Standing. H&R Block is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all necessary corporate power and authority to own, lease, operate and transfer its properties and to conduct its business as currently conducted. H&R Block has made available to WorldCom complete and correct copies of its Restated Articles of Incorporation and Bylaws as amended to the date of this Agreement.

     4.2 H&R Block Ownership of Capital Stock. H&R Block owns, beneficially and of record, the issued and outstanding shares of capital stock or other securities of or interests in Block Group, all of which shares or other securities or interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of all Liens or Other Encumbrances. As of the date of this Agreement, except as set forth on Schedule
                                                                        --------
4.2, there are no pre-emptive rights, options, warrants or similar rights
- ---
granted by H&R Block or any H&R Block Entity in respect of shares of capital stock or other securities of or interests in CompuServe or the CompuServe Entities or any agreements to which H&R Block or any H&R Block Entity is a party providing for the issuance or sale by H&R Block or a H&R Block Entity of capital stock or other securities of or interests in CompuServe or any CompuServe Entity.

          4.3  Power and Authority; Non-Contravention; Filings and Consents"""".
(a) H&R Block has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Stockholders Agreement, and the Standstill Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, the Stockholders Agreement, and the Standstill Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to duly and validly authorize the execution, delivery and performance of this Agreement, the Stockholders Agreement, and the Standstill Agreement and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of, and the performance of its obligations under, this Agreement, the Stockholders Agreement, and the Standstill Agreement by H&R Block do not and the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement will not (i) conflict with or violate any provisions of the Restated Articles of Incorporation or Bylaws of H&R Block; or (ii) constitute a breach of or default under or result in the creation of any Liens or Other Encumbrances or Tax on or against, any assets, rights or property of H&R Block, CompuServe or any of the CompuServe Entities or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to H&R Block, CompuServe or any of the CompuServe Entities, or to which H&R Block, CompuServe or any of the CompuServe Entities is a party or by which H&R Block, CompuServe or any of the CompuServe Entities or any of their respective assets is or are bound, or conflict with or violate any restrictions of any kind to which they are subject, which breach, default, lien, encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect on CompuServe or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement or otherwise prevent H&R Block from performing its obligations hereunder or thereunder in any material respect; or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations, and making the filings described in Section 4.2(b) below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would have a Material Adverse Effect on CompuServe or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement or otherwise prevent H&R Block from performing its obligations hereunder or thereunder in any material respect. The execution, delivery and performance of this

Agreement, the Stockholders Agreement, and the Standstill Agreement have been approved by the Board of Directors of H&R Block. This Agreement, the Stockholders Agreement, and the Standstill Agreement have been duly executed and delivered by H&R Block and, assuming this Agreement, the Stockholders Agreement, and the Standstill Agreement constitute valid and binding obligations of WorldCom, enforceable against WorldCom in accordance with their respective terms, constitute valid and binding obligations of H&R Block, enforceable against H&R Block in accordance with their respective terms.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, made or filed by H&R Block in connection with the execution and delivery of this Agreement, the Stockholders Agreement, and the Standstill Agreement by H&R Block or the performance by H&R Block of its obligations hereunder, except for (i) the filing of a premerger notification and report form by H&R Block under the HSR Act, (ii) filings with and, where required, approval by one or more non-U.S. competition or antitrust regulatory bodies, (iii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Stockholders Agreement, and the Standstill Agreement and the transactions contemplated by this Agreement hereby and thereby, and (iv) such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not (A) impair in any material respect the ability of H&R Block to perform its obligations hereunder, (B) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement, or (C) have a Material Adverse Effect on CompuServe.

     4.4 Taxes. Except as disclosed in the H&R Block SEC Documents or as or set forth on Schedule 4.4:
             ------------

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of H&R Block or any H&R Block Entity have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed tax returns are accurate and complete in all material respects, except for such failures to file and/or to be complete and accurate as would not, individually or in the aggregate, have a Material Adverse Effect on CompuServe or any CompuServe Entity;

     (b) All Taxes required to be paid (including with respect to Taxes required to be withheld) by H&R Block and any H&R Block Entity as of the date of the H&R Block SEC documents have been paid in full or adequately reserved against in accordance with GAAP on the consolidated financial statements of H&R Block other than any failure to pay or reserve for as would not have a Material Adverse Effect on CompuServe or any CompuServe Entity; and

     (c) As of the date hereof, there is no outstanding Tax audit, inquiry or assessment (and no written notice of any such audit or inquiry has been received), with respect to H&R Block or any H&R Block Entity that, individually or in the aggregate, would have a Material Adverse Effect on CompuServe or any CompuServe Entity.

          4.5 Assets and Employees Used in CompuServe's Business. ' (a) Except as set forth on Schedule 4.5(a), neither H&R Block nor any H&R Block
                       ---------------
Entity owns, leases, holds, possesses or controls any interests, assets or rights which are principally used in or principally related to the business of CompuServe or any of the CompuServe Entities, whether tangible or intangible, and whether fixed, contingent or otherwise, including contracts, contractual rights, licenses and intellectual property rights (which, if owned by CompuServe or a CompuServe Entity, would constitute a CompuServe Right) principally used in or principally related to the business of CompuServe and the CompuServe Entities; provided, however, that such interests, assets or rights shall not include (x) assets held under any H&R Block employee benefit plans, such as life insurance policies and deferred compensation plans for the benefit of CompuServe Employees, or (y) any other H&R Block insurance policy (except, in the case of clauses (x) and (y), any pre-paid benefits or coverage under insurance policies which inure to CompuServe or any of the CompuServe Entities and coverage with respect to such policies for accrued or past claims or losses). Except as set forth in Schedule 4.5(a), no employees of H&R Block or any H&R Block Entity are
         ---------------
used in the business of or provide services to CompuServe or any CompuServe Entity. All of the interests, assets or rights set forth on Schedule 4.5(a)
                                                             ---------------
will be transferred and contributed for no additional consideration to CompuServe or a CompuServe Entity at or prior to the Closing, as directed by WorldCom, pursuant to Section 2.1 hereof.

          (b) Schedule 4.5(b) sets forth all interests, assets and rights,
              ---------------
whether tangible or intangible, and whether fixed, contingent or otherwise, which H&R Block or any H&R Block Entity owns, leases, holds, possesses, or controls which are used in or related to the business of CompuServe and the CompuServe Entities, except for any such interests, assets or rights set forth on Schedule 4.5(a). None of the interests, assets or rights set forth on
   ---------------
Schedule 4.5(b) is Material to CompuServe.
- ---------------

          4.6  Legal Proceedings"""".  Except as set forth on Schedule 4.6,
                                                              ------------
there is no action, suit, claim, demand, proceeding or investigation pending or to the knowledge of H&R Block, threatened against H&R Block or any H&R Block Entity or affecting the transactions contemplated by this Agreement which, if resolved adversely to H&R Block or such H&R Block Entity, could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement.

     4.7 Rights Agreement. """" Under the terms of the H&R Block Rights Agreement, (i) neither WorldCom nor WAC will be deemed to be an "Acquiring Person" (as defined in the H&R Block Rights Agreement), (ii) neither the "Stock Acquisition Date" nor the "Distribution Date" (each as defined in the H&R Block Rights Agreement) will be deemed to occur, and (iii) the "Rights" (as defined in the H&R Block Rights Agreement) will not separate from the H&R Block Common Shares, in any such event as a result of the execution, delivery or performance of this Agreement, the Stockholders Agreement, the Standstill Agreement or any other agreement provided for herein or therein or the taking of any action provided for herein or therein.

          4.8 Commissions and Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to the terms of the letter agreement between CompuServe and Goldman, Sachs & Co., the amount of and payment schedule for which have been communicated to WorldCom, there are no claims for brokerage commissions, investment bankers' fees or finder's or similar fees in connection with the transactions contemplated by this Agreement and the Stockholders Agreement which may be now or hereafter asserted against WorldCom, WAC, CompuServe or any of the CompuServe Entities resulting from any action taken by H&R Block or any H&R Block Entity or their stockholders, directors, officers, employees or agents.

          4.9 Opinion of Financial Advisor. H&R Block has received the written opinion of its financial advisors, Salomon Brothers Inc, to the effect that, as of the date hereof, the Merger Consideration is fair to H&R Block. H&R Block will be solely responsible for the payment of the fees of Salomon Brothers Inc. in connection with such opinion, this Agreement, the Stockholders Agreement and the transactions contemplated hereby.



                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES REGARDING BLOCK GROUP

     Block Group hereby makes the following representations and warranties to WorldCom and WAC:

     5.1 Organization, Existence and Good Standing. Block Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease, operate and transfer its properties and to conduct its business as currently conducted. Block Group has made available to WorldCom complete and correct copies of its Certificate of Incorporation and Bylaws as amended to the date of this Agreement.

     5.2 Block Group Ownership of CompuServe Entities' Capital Stock. Block Group owns, beneficially and of record, the issued and outstanding shares of capital stock or other securities of or interests in CompuServe and the CompuServe Entities as set forth on Schedule 5.2, all of which shares or other
                                    ------------
securities or interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of all Liens or Other Encumbrances.

          5.3  Power and Authority; Non-Contravention; Filings and Consents"""".
(a) Block Group has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Stockholders Agreement, and the Standstill Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, the Stockholders Agreement, and the Standstill Agreement and has taken all action required by law, its Certificate of Incorporation, its Bylaws or otherwise, to duly and validly authorize the execution, delivery and performance of this Agreement, the Stockholders Agreement, and the Standstill Agreement and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of, and the performance of its obligations under, this Agreement, the Stockholders Agreement, and the Standstill Agreement by Block Group do not and the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement will not (i) conflict with or violate any provisions of the Certificate of Incorporation or Bylaws of Block Group; (ii) constitute a breach of or default under or result in the creation of any Liens or Other Encumbrances or Tax on or against, any assets, rights or property of CompuServe or any of the CompuServe Entities or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to CompuServe or any of the CompuServe Entities, or to which CompuServe or any of the CompuServe Entities is a party or by which CompuServe or any of the CompuServe Entities or any of their respective assets is or are bound, or conflict with or violate any restrictions of any kind to which they are subject, which breach, default, lien, encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect on CompuServe or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement or otherwise prevent Block Group from performing its obligations hereunder or thereunder in any material respect; or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations, and making the filings described in Section 5.2(b) below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would have a Material Adverse Effect on CompuServe or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement or otherwise prevent Block Group from performing its obligations hereunder or thereunder in any material respect. The execution, delivery and performance of this Agreement, the Stockholders Agreement, and the Standstill Agreement have been approved by the Board of Directors and the sole stockholder of Block Group. This Agreement, the Stockholders Agreement, and the Standstill Agreement have been duly executed and delivered by Block Group and, assuming this Agreement, the Stockholders Agreement, and the Standstill Agreement constitute valid and binding obligations of WorldCom and WAC, enforceable against WorldCom and WAC in accordance with their respective terms, constitute valid and binding obligations of Block Group, enforceable against Block Group in accordance with their respective terms.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, made or filed by Block Group in connection with the execution and delivery of this Agreement, the Stockholders Agreement, and the Standstill Agreement by Block Group or the performance by Block Group of its obligations hereunder, except for (i) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Stockholders Agreement, and the Standstill Agreement and the transactions contemplated by this Agreement, and (ii) such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not (A) impair in any material respect the ability of Block Group to perform its obligations hereunder, (B) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, or (C) have a Material Adverse Effect on CompuServe.

          5.4  Legal Proceedings.  Except as set forth on Schedule 5.4,
                                                          ------------
there is no action, suit, claim, demand, proceeding or investigation pending or to the knowledge of Block Group, threatened against Block Group or affecting the transactions contemplated by this Agreement which, if resolved adversely to Block Group, could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement.


                                  ARTICLE VI

               REPRESENTATIONS AND WARRANTIES REGARDING WORLDCOM

     WorldCom hereby makes the following representations and warranties to H&R Block, Block Group and CompuServe:

     6.1 Organization, Existence and Good Standing. WorldCom is a corporation duly organized, and validly existing and in good standing under the laws of the State of Georgia and has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. Each WorldCom Entity is duly organized, validly existing and, to the extent such concept is applicable under the laws of such jurisdictions, in good standing in its respective jurisdiction of organization, and has all necessary corporate power to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. WorldCom and each WorldCom Entity is duly qualified to do business and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. WorldCom has made available to H&R Block and CompuServe complete and correct copies of its Second Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended.

          6.2  WorldCom Capital Stock.  The authorized capital stock of
WorldCom consists of (i) 2,500,000,000 WorldCom Common Shares, of which, as of September 3, 1997, 905,153,690 shares were issued and outstanding, and no shares were issued and held as treasury shares, and (ii) 50,000,000 shares of Preferred Stock, par value $.01 per share ("WorldCom Preferred Stock"), of which 94,992 shares are designated Series A 8% Cumulative Convertible Preferred Stock (94,992 of which shares were issued and outstanding as of September 3, 1997), 15,000,000 shares are designated Series B Convertible Preferred Stock (12,461,640 of which shares were issued and outstanding as of September 3, 1997), and 2,500,000 shares are designated Series 3 Junior Participating Preferred Stock in connection with the WorldCom Rights Agreement (none of which shares are issued and outstanding as of September 3, 1997). All of the issued and outstanding WorldCom Common Shares and shares of WorldCom Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. As of September 3, 1997, WorldCom Stock Options to purchase an aggregate of 81,876,997 WorldCom Common Shares were outstanding under WorldCom's stock plans (the "WorldCom Stock Plans").
Except as provided herein and except for WorldCom Common Shares issued or WorldCom Stock Options granted or awarded after September 3, 1997, pursuant to the terms of the WorldCom Stock Plans, as of the date of this Agreement there are no preemptive rights, options, warrants, or similar rights granted by WorldCom in respect of shares of WorldCom capital stock or any other agreements to which WorldCom is a party providing for the issuance or sale by it of any additional securities, nor are there outstanding any WorldCom debt securities or other instruments issued by WorldCom or to which WorldCom is a party entitling the holders thereof to vote or to direct or otherwise restrict the vote of the holders of WorldCom Common Shares or which are convertible into or exchangeable for any voting securities of WorldCom. As of the date hereof, except as set forth on Schedule 6.2, neither WorldCom, nor any WorldCom Entity, nor to the
         ------------
knowledge of WorldCom, any shareholder of WorldCom is a party to any voting trust, voting agreement, proxy or similar agreements relating to the WorldCom Common Shares. As of the date of this Agreement, except for WorldCom Common Shares reserved for issuance upon the exercise of warrants and stock options granted or which may be granted under the WorldCom Stock Plans, an aggregate of 2,500,000 shares of Series 3 Junior Participating Preferred Stock reserved for issuance in connection with the WorldCom Rights Agreement (and WorldCom Common Shares to which a rights holder may become entitled in certain circumstances to purchase under the WorldCom Rights Agreement), and an aggregate of 33,916,930 WorldCom Common Shares reserved for issuance pursuant to conversion of the Series A 8% Cumulative Convertible Preferred Stock and the Series B Convertible Preferred Stock, there are no shares of authorized capital stock of WorldCom reserved for issuance. As of the date hereof, there is no liability for or obligations with respect to any dividends declared or accumulated but unpaid with respect to any shares of WorldCom capital stock.

          6.3  Power and Authority; Non-Contravention; Filings and Consents.
(a) WorldCom has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Stockholders Agreement, and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and the Stockholders Agreement, and has taken all action required by law, its Second Amended and Restated Articles of Incorporation, its Bylaws or otherwise, to duly and validly authorize the execution and delivery of, and the performance of its obligations under, this Agreement, the Stockholders Agreement, and the Standstill Agreement, and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of and the performance of its obligations under this Agreement, the Stockholders Agreement, and the Standstill Agreement do not and the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement will not (i) conflict with or violate any provisions of the Second Amended and Restated Articles of Incorporation or Bylaws of WorldCom, (ii) constitute a breach of or default under or result in the creation of any Lien or Other Encumbrances or Tax on or against, any assets, rights or property of WorldCom or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to WorldCom or any WorldCom Entity, or to which WorldCom or any WorldCom Entity is a party or by which WorldCom or any WorldCom Entity is bound, or conflict with or violate any restrictions of any kind to which they are subject, which breach, default, lien, encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect, or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement, and the Standstill Agreement or otherwise prevent WorldCom from performing its obligations hereunder in any material respect, or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations, and making the filings described in Section 6.3(b) below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would have a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WorldCom from performing its obligations hereunder in any material respect. The execution and delivery of this Agreement, the Stockholders Agreement, and the Standstill Agreement have been approved by the Board of Directors of WorldCom. This Agreement, the Stockholders Agreement, and the Standstill Agreement have been duly executed and delivered by WorldCom and, assuming this Agreement, the Stockholders Agreement, and the Standstill Agreement constitute valid and binding obligations of H&R Block, Block Group and CompuServe, enforceable against them in accordance with their respective terms, constitute valid and binding obligations of WorldCom, enforceable against WorldCom in accordance with its terms.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained, made or filed by WorldCom or any WorldCom Entity in connection with the execution and delivery of this Agreement by WorldCom or the consummation by WorldCom of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by WorldCom under the HSR Act, (ii) filings with and, where required, approval by one or more non-U.S. competition or antitrust regulatory bodies, (iii) filings with the SEC of (x) the Registration Statement and related prospectus and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of such notices and other reports as may be required by any applicable securities or "blue sky" laws of states or other jurisdictions, and (v) such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not (A) impair in any material respect the ability of WorldCom to perform its obligations hereunder, (B) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement, or (C) have a Material Adverse Effect on WorldCom.

          6.4 WorldCom SEC Documents; Financial Information. WorldCom has filed with the SEC all reports, proxy statements, forms, and other documents required to be filed therewith prior to the date of this Agreement (the "WorldCom SEC Documents") and, as of the Closing Date, WorldCom shall have filed with the SEC all WorldCom SEC Documents required to be filed prior thereto. As of their respective dates, (i) the WorldCom SEC Documents complied, and all similar documents filed with the SEC after the date of this Agreement but prior to the Closing Date will comply, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such WorldCom SEC Documents and (ii) none of the WorldCom SEC Documents contained, nor will any similar document filed after the date of this Agreement but prior to the Closing Date contain, any untrue statement of a material fact and none of the WorldCom SEC Documents omitted, nor will any similar document filed after the date of this Agreement but prior to the Closing Date omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes and schedules) of WorldCom included in the WorldCom SEC Documents (including any similar documents filed with the SEC after the date of this Agreement but prior to the Closing Date) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of WorldCom and its consolidated subsidiaries (including all applicable WorldCom Entities) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Nothing in this Section 6.4 shall constitute a representation or warranty by WorldCom to the extent that any untrue statement, omission or failure to comply results from information supplied by H&R Block, Block Group or CompuServe to WorldCom for inclusion in any documents filed by WorldCom with the SEC. Except as disclosed in the WorldCom SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the WorldCom SEC Documents (the "WorldCom Balance Sheet"), neither WorldCom nor any WorldCom Entity has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be set forth on a consolidated balance sheet of WorldCom and its consolidated subsidiaries or in the notes thereto that are not so included or disclosed and which would reasonably be expected to have a Material Adverse Effect.

          6.5 Subsequent Material Adverse Change. Except as disclosed in the WorldCom SEC Documents or as otherwise permitted hereunder, through the date hereof (i) WorldCom has not, since the date of the WorldCom Balance Sheet, suffered any Material Adverse Change, and (ii) no event has occurred which would prevent or materially impair WorldCom's ability to perform its obligations hereunder.

          6.6 Legal Proceedings. Except as set forth in the WorldCom disclosure letter of even date herewith or disclosed in the WorldCom SEC Documents, there is no action, suit, claim, demand, proceeding or investigation pending or, to the knowledge of WorldCom, threatened against WorldCom or any of the WorldCom Entities or affecting the consummation by WorldCom of the transactions contemplated hereby which, if resolved adversely to WorldCom or any of the WorldCom Entities, would have a Material Adverse Effect or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement. There are no Material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator against WorldCom or any WorldCom Entity.

          6.7 Taxes. Except as disclosed in the WorldCom SEC Documents or as set forth on Schedule 6.7: (i) WorldCom has filed all Material Tax Returns
             ------------
required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, would not have a Material Adverse Effect; (ii) all Taxes required to be paid by WorldCom have been paid or adequately reserved in accordance with GAAP in the financial statements of WorldCom other than the failure to pay or reserve as would not have a Material Adverse Effect; (iii) WorldCom has not been notified that any Tax Returns of WorldCom are currently under audit by the IRS or, except for Tax Returns that are not Material to WorldCom or do not involve any Material amounts of Taxes shown to be due on any Returns, any state, local or foreign Tax agency; and (iv) there are no waivers of the statute of limitations for the assessment or payment of any federal, state, local or foreign Taxes by WorldCom that would be Material to WorldCom.

          6.8 Compliance with Laws in General. Except as disclosed in the WorldCom SEC Documents, neither WorldCom nor any WorldCom Entity has violated, failed to comply with or acted or failed to act in any material respect so as to incur liability under any federal, state, local or foreign law, regulation or ordinance, judgment, decree or order relating to its business, operations, properties or assets including the Occupational Safety and Health Act, the Americans with Disabilities Act and any Environmental Laws, except where such a violation, action or failure to act would not have a Material Adverse Effect, and no notice of any pending investigation or inquiry of a potential violation of, non-compliance with or alleged liability under any such law, regulation or ordinance, judgment, decree or order has been received by WorldCom, which, if it were determined that a violation had occurred, would have a Material Adverse Effect.

          6.9 Vote Required. No vote is required of the holders of any class or series of WorldCom capital stock to approve this Agreement and consummate the transactions contemplated hereby.

          6.10 Commissions and Fees. There are no valid claims for brokerage commissions, investment bankers' fees or finder's or similar fees in connection with any of the other transactions contemplated by this Agreement and the Stockholders Agreement which may be now or hereafter be asserted against H&R Block or CompuServe resulting from any action taken by WorldCom or any of WorldCom's directors, officers, employees or agents.


                                  ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES REGARDING WAC

          WorldCom and WAC, jointly and severally, hereby make the following representations and warranties to H&R Block, Block Group and CompuServe:

          7.1  Organization, Existence, Good Standing and Ownership
Interest. WAC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power to own its properties and assets and to carry on its business as contemplated to be conducted. WorldCom is the sole member of WAC. There are no options, warrants or debt securities or other instruments or securities outstanding which are convertible into, or which grant the holder thereof the right to acquire any securities of or interests in WAC.

          7.2 Power and Authority; Non-Contravention. WAC has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and has taken or will have taken all actions required by law, its Certificate of Formation, its Limited Liability Company Agreement or otherwise, to duly and validly authorize the execution and delivery of, and the performance of its obligations under, this Agreement and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement do not and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or violate any provisions of the Certificate of Formation or Limited Liability Company Agreement of WAC, or (ii) constitute a breach of or default under or result in the creation of any Lien or Other Encumbrance or Tax on or against, any assets, rights or property of WAC or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to WAC or to which WAC is a party or by which WAC is bound, or conflict with or violate any restrictions of any kind to which they are subject, which breach, default, lien, encumbrance, Tax, termination, cancellation, modification or acceleration would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WAC from performing its obligations hereunder in any material respect, or (iii) subject to obtaining the consents, approvals, orders, authorizations and registrations, and making the filings described in Section 7.3 below, violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any Governmental Entity or arbitrator, which, if violated or accelerated, would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent WAC from performing its obligations hereunder or thereunder in any material respect. The execution, delivery and performance of this Agreement have been approved by WorldCom as the sole member of WAC. This Agreement has been duly executed and delivered by WAC and, assuming this Agreement constitutes a valid and binding obligation of CompuServe, Block Group and H&R Block, enforceable against them in accordance with their respective terms, constitutes a valid and binding obligation of WAC, enforceable against WAC in accordance with its terms.

          7.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, made or filed by WAC in connection with the execution and delivery of this Agreement by WAC or the consummation by WAC of the transactions contemplated by this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, or filings the failure of which to be obtained, made or filed would not (a) impair in any material respect the ability of

WAC to perform its obligations hereunder or (b) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

          7.4 Legal Proceedings. There are no actions, suits, claims, demands or proceedings pending or, to the knowledge of WAC, threatened against WAC.

          7.5 No Contracts or Liabilities. WAC has not engaged in any business activities of any type or kind whatsoever, other than preparation for the transactions contemplated by this Agreement, and, other than its obligations under this Agreement, is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

          7.6 Commissions and Fees. There are no valid claims for brokerage commissions, investment bankers' fees or finder's or similar fees in connection with any of the other transactions contemplated by this Agreement which may be now or hereafter asserted against H&R Block or CompuServe resulting from any action taken by WAC, WorldCom as its sole member or any of WorldCom's or WAC's directors, officers, employees or agents.



                                  ARTICLE VIII

                                   COVENANTS

          8.1  Interim Conduct of CompuServe and the CompuServe Entities.
Each of H&R Block and Block Group covenants to use all reasonable efforts to ensure, and H&R Block, Block Group and CompuServe jointly and severally, covenant and agree with WorldCom and WAC, that, except (1) as contemplated by this Agreement or (2) with the prior written consent of WorldCom, which consent will not be unreasonably withheld, after the date hereof and until the earlier of the termination of this Agreement pursuant to Article XI and the Closing
Date:

          (a) Subject to the other provisions of this Section 8.1, the business of each of CompuServe and the CompuServe Entities, including investment practices and policies, will be conducted only in the ordinary course of business consistent with past practice, and CompuServe and the CompuServe Entities will use all reasonable efforts to preserve their business organizations and maintain their existing relations with all of their customers, suppliers, employees, creditors and business partners;

          (b) Neither CompuServe nor any CompuServe Entity will, directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of CompuServe or any outstanding capital stock, interest in or security of any CompuServe Entity;

          (c) Neither CompuServe nor any CompuServe Entity will: (i) amend its Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution with respect to capital stock payable in cash, stock, securities or property other than dividends paid by

CompuServe's wholly-owned, direct or indirect, subsidiaries to CompuServe or one of CompuServe's wholly-owned, direct or indirect, subsidiaries; (iii) issue, sell, transfer, grant, award, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of CompuServe (except for CompuServe Common Shares issued pursuant to the terms of CompuServe Stock Options outstanding as of the date of this Agreement, or pursuant to the terms of the Crystal Club Plan in the ordinary course of business consistent with past practice)) or interest in or securities of any CompuServe Entity; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets, in an amount in any instance or series of related instances exceeding $1,000,000 in the aggregate (measured in terms of net book value), except pursuant to the existing terms of contracts entered into prior to the date hereof and set forth on Schedule 8.1(c); or (v)
                                                       ---------------
redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of CompuServe or any interest in or securities of any CompuServe Entity (except for CompuServe Common Shares acquired pursuant to the terms of the Employee Stock Purchase Plan and the Crystal Club Plan in the ordinary course of business consistent with past practice);

          (d) CompuServe and the CompuServe Entities will not: (i) hire employees and consultants such that the total number of employees and consultants of CompuServe and the CompuServe Entities would exceed 3,080 or (ii) terminate employees and consultants such that the net decrease in the number of employees and consultants of CompuServe and the CompuServe Entities resulting therefrom would exceed 200 (which net decrease calculation shall be based on a starting point of 2,880 employees and consultants and shall not include employees and consultants who voluntarily terminate their employment or services); (iii) grant any increase in the compensation or bonus payable or to become payable by CompuServe or any of the CompuServe Entities to any director, officer or employee of CompuServe or any of the CompuServe Entities, except (1) to the extent that each such grant or increase is in the ordinary course of business and consistent with past practice and the aggregate of all such grants or increases does not exceed $6,000,000 on an annualized basis, and (2) bonuses in an aggregate amount not in excess of $15,000,000 (half of which shall be paid by H&R Block) to key employees (equitably distributed as between the Online Services Business and the other businesses of CompuServe and the CompuServe Entities) as CompuServe deems necessary in order to encourage such employees to continue their employment from the date hereof until the Effective Time, payable only if such employment so continues; (iv) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing CompuServe Benefit Plan, except as contemplated in Section 8.26; (v) enter into any, or amend any existing, employment, consulting or severance agreement with, or grant any severance or termination pay to, any officer, director or employee of CompuServe or any of the CompuServe Entities; (vi) make any additional contributions to any grantor trust created by CompuServe or any of the CompuServe Entities to provide funding for non-tax-qualified employee benefits or compensation except as required by the terms of any grantor trust of CompuServe existing on the date hereof; or
(vii) provide any new severance program to or increase the benefits under any existing severance program of CompuServe or any of the CompuServe Entities;

          (e) Except in the ordinary course of business and consistent with past practice, neither CompuServe nor any CompuServe Entity will in any respect modify, amend or terminate any of its contracts, intellectual property licenses, leases or other agreements and arrangements, or waive, release or assign any rights or claims thereto or thereunder;

          (f) Except as would not be Material, neither CompuServe nor any CompuServe Entity will permit any insurance policy naming CompuServe or any of the CompuServe Entities as a beneficiary or a loss payable payee to be canceled or terminated;

          (g) Neither CompuServe nor any CompuServe Entity will: (i) incur or assume any debt except for borrowings under existing credit facilities which are identified in the CompuServe SEC Documents or in the ordinary course of business consistent with past practice in an amount not exceeding $1,000,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in an amount exceeding $1,000,000 in the aggregate, whether or not in the ordinary course of business or consistent with past practice, except for customary indemnification obligations pursuant to agreements entered into in the ordinary course of business, consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned CompuServe Entity) in an amount exceeding $1,000,000 in the aggregate, or modify any credit policies or practices granted to customers or make any concessions or offer any inducements to accelerate payments; (iv) other than as contemplated by CompuServe's May 23, 1997 business plan for fiscal 1998 as furnished to WorldCom, enter into any financial commitments (including any capital expenditure or asset purchase), whether or not in the ordinary course of business or consistent with past practice, in an amount exceeding $1,000,000 in the aggregate; (v) other than in the ordinary course of business consistent with past practice, enter into any contract granting any third-party geographic or market or programming or content exclusivity; or (vi) other than contracts entered into for capital expenditures in accordance with CompuServe's May 23, 1997 business plan, enter into any contract that is not terminable without penalty on or prior to December 31, 2000 involving payments by CompuServe or any of the CompuServe Entities in excess of $1,000,000 individually or $10,000,000 in the aggregate;

          (h) Except as would not be Material, neither CompuServe nor any CompuServe Entity will change any of the accounting principles or practices used by it unless required by statutory accounting principles or GAAP and notice thereof is given to WorldCom promptly following such change;

          (i) Neither CompuServe nor any CompuServe Entity will pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) reflected or reserved against in, or contemplated by, the CompuServe Balance Sheet in an amount not in excess of that in the CompuServe Balance Sheet; (ii) incurred in the ordinary course of business consistent with past practice and in accordance with the other restrictions contained herein, and which by their terms have become due and payable since the date of the CompuServe Balance Sheet; (iii) which are legally required to be paid, discharged or satisfied and are paid in accordance with the terms of such claims, liabilities or obligations in existence as of the date of this Agreement; or (iv) out of insurance proceeds not in excess of $1,000,000 in the aggregate;

          (j) Neither CompuServe nor any CompuServe Entity will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization or other reorganization of CompuServe or any of the CompuServe Entities;

          (k) Other than in the ordinary course of business consistent with past practice, and except as contemplated by this Agreement, neither CompuServe nor any CompuServe Entity will engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Related Party except on terms no less favorable than would be available in competitive arm's-length transactions;

          (l) Except as would not be Material or as contemplated by Article IX hereof, neither CompuServe nor any CompuServe Entity will make any Tax election or increase or establish any reserve for Taxes or any other liability on its books or otherwise provided therefor, except as required by applicable law or GAAP and as to which CompuServe has provided prompt notice after any such election, or increase or establishment of reserve to WorldCom;

          (m) Neither CompuServe nor any CompuServe Entity will settle any litigation, other proceeding or arbitration requiring a payment in an amount equal to or greater than $250,000 individually or $1,000,000 in the aggregate or involving any material limitation on its future actions or the surrender or compromise of any of its material rights;

          (n) Neither CompuServe nor any CompuServe Entity will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and


          (o) Neither CompuServe nor any CompuServe Entity will act, or fail or omit to act, so as to cause any Material Adverse Change.

          8.2 Voting of Shares. H&R Block and Block Group hereby jointly and severally agree that at any meeting of stockholders of CompuServe, however called, Block Group will vote, and H&R Block will cause Block Group to vote, all of Block Group's CompuServe Common Shares (i) in favor of the adoption and approval of this Agreement (as amended from time to time) and the transactions contemplated by this Agreement by the stockholders of CompuServe, (ii) against any proposal for any recapitalization, merger (other than the Merger), share exchange, exchange offer, tender offer, sale of assets, sale of stock or other business combination between or among CompuServe or any of the CompuServe Entities, on the one hand, and any other Person other than WorldCom or any WorldCom Entity, on the other hand, or any liquidation, dissolution or other action or agreement, that would result in a breach of any representation, warranty, covenant or other obligation or agreement of H&R Block, Block Group or CompuServe under this Agreement or that would result in any of the conditions to the obligations of any party under this Agreement not being fulfilled, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by this Agreement with respect to which Block Group may be entitled to vote.

          8.3 No Transfers. Each of H&R Block, Block Group and CompuServe hereby covenants and agrees that, until the termination of this Agreement pursuant to Article XI, it will not, and H&R Block will not cause or permit Block Group to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Liens or Other Encumbrances on, whether directly or indirectly, any of the CompuServe Common Shares or securities of interests in a CompuServe Entity, respectively, or any of the assets required to be transferred to CompuServe pursuant to Section 2.1 hereof (except in accordance with Section 2.1).

          8.4 Indemnification. (a) Indemnification by H&R Block. H&R Block and Block Group, jointly and severally, hereby agree to indemnify, defend and hold harmless WorldCom and WAC and, after the Closing Date, CompuServe and the CompuServe Entities, each of their respective successors-in-interest and assigns, and each of their respective past and current directors, officers, employees, consultants, representatives and agents (the "H&R Block Indemnified Parties"), from and against any and all Losses and Expenses which are based on, arise out of or relate to, directly or indirectly (i) the conduct of the business or affairs of H&R Block, Block Group or any other H&R Block Entity on or prior to the Closing Date; (ii) any action, suit, claim, demand, proceeding or investigation brought by or on behalf of persons who were, at or prior to the Effective Time, holders of the capital stock of H&R Block, Block Group or CompuServe which suit, claim, demand, action, proceeding or investigation alleges that any action or failure to act of the issuer of such capital stock, any Affiliate of such issuer or any director, officer, employee or agent of such issuer or any Affiliate of such issuer in connection with this Agreement, the Stockholders Agreement, or the Standstill Agreement or any of the transactions contemplated hereby or thereby was a breach of fiduciary duty, or a violation of law or unauthorized, ultra vires or otherwise wrongful or illegal; or (iii) any breach of the representations, warranties, covenants or agreements of H&R Block or Block Group set forth in this Agreement or pursuant to the certificates contemplated in Section 10.2(d) relating to Sections 2.1, 2.2, 2.3, 4.1, 4.2, 4.3, 4.5 or 4.6, Article V, or Sections 8.2, 8.3, 8.6, 8.7 (as to H&R Block or Block Group), 8.10 (as to H&R Block or Block Group), 8.15 (as to H&R Block or Block Group), 8.16 (as to H&R Block or Block Group), 8.18, 8.20, 8.21, or 8.23 (as to H&R Block or Block Group) or (iv) any action, suit, claim, demand or proceeding or investigation brought in connection with the enforcement of any or all of the foregoing clauses (i), (ii) or (iii).

          (b) General Indemnification by H&R Block. H&R Block and Block Group hereby agree, jointly and severally, to indemnify, defend and hold harmless the H&R Block Indemnified Parties from and against 80.13% of any Losses and Expenses which are based on, arise out of or relate to, directly or indirectly, (i) the matters set forth in Schedule 8.4(b) whether or not disclosed on any other
                     ---------------
Schedule to this Agreement or otherwise, each of which shall be deemed to be a Third-Party Claim (as defined in Section 8.4(e)(i) below) as to which any required notification of claim for indemnification shall be deemed to have been given; (ii) any breach of the representations, warranties, covenants or agreements set forth in this Agreement or pursuant to the certificates contemplated in Section 10.2(d) relating to Sections 3.1, 3.2, 3.3, 3.4, 3.17,

3.18, 8.6, 8.7 (as to CompuServe) or 8.10 (as to CompuServe); (iii) any breach of any representations, warranties, covenants or agreements of H&R Block, Block Group or CompuServe herein (or in the certificates contemplated by Section 10.2(d)), other than those described in the foregoing clause (ii) and without regard to any qualification as to materiality stated herein (including any reference to Material, Material Adverse Change or Material Adverse Effect), with regard to any claim for indemnification relating to any matter for which indemnification is provided by WorldCom pursuant to or arising out of any agreement providing for or relating to the divestiture by WorldCom of any or all of the Online Services Business, if and to the extent that the aggregate of all Losses and Expenses based on, arising out of or related to all breaches (other than with respect to a knowing or intentional breach of any such representation, warranty, covenant or agreement, as to which no dollar threshold shall apply) described in this clause (iii) exceeds $10 million; (iv) any breach of any representations, warranties, covenants or agreements, other than those described in the foregoing clause (ii) and without regard to any qualification as to materiality stated herein (including any reference to Material, Material Adverse Change or Material Adverse Effect), with regard to any claim for indemnification regarding any matter other than matters covered in the foregoing clause (iii), if and to the extent that the aggregate of all Losses and Expenses based on, arising out of or related to all breaches (other than with respect to a knowing or intentional breach of any such representation, warranty, covenant or agreement, as to which no dollar threshold shall apply) described in this clause
(iv) exceeds $10 million; or (v) any action, suit, claim, demand or proceeding brought in connection with the enforcement of the foregoing clauses (i), (ii),
(iii) and (iv).  Any matter covered by both of the foregoing clauses (iii) and
(iv) shall be apportioned equally to both thresholds.

          (c) Indemnification by WorldCom and WAC. WorldCom and WAC and, after the Closing, CompuServe, hereby agree, jointly and severally, to indemnify, defend and hold harmless H&R Block, Block Group, their respective successors in-interest and assigns, and each of their respective past and current directors, officers, employees, consultants, representatives and agents from and against any Losses and Expenses which are based on, arise out of or relate to, directly or indirectly, (i) the conduct of the business of CompuServe after the Closing as long as and to the extent that CompuServe constitutes a WorldCom Entity; or
(ii) any action, claim or proceeding brought in connection with the enforcement of the foregoing clause (i).

          (d) Notification of Claims. For the purpose of this Section 8.4, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party or parties pursuant to this Section 8.4, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section 8.4. Whenever any claim shall arise for indemnification under this Section 8.4, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent such failure prejudices the Indemnifying Party. The H&R Block Indemnified Parties shall not be entitled to indemnification under Section 8.4(b)(ii) unless, prior to March 15, 1999, a H&R Block Indemnified Party has notified H&R Block and Block Group in writing of the existence of any Losses and Expenses that may reasonably be expected to give rise to any such indemnification obligation. Notwithstanding any provision herein to the contrary, (i) any claim for indemnification related to or arising out of any Tax matter may be brought at any time prior to 60 Business Days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all extensions obtained, whether automatic or permissive) and (ii) any claim for indemnification based on, related to or arising out of any Tax matter set forth in Section 9.2(a) and Section 9.2(b) shall be governed solely by Section 9.2 hereof.

     (e)  Indemnification Procedures.

               (i) After the giving of notice by an Indemnified Party as required by paragraph (d) of any claim of the commencement of any action by a Person or Governmental Entity who is not a party to this Agreement or an Affiliate of such a party (a "Third-Party Claim"), if the Indemnifying Party undertakes to defend any such claim, it shall be required to take control of the defense and investigation with respect to such claim and to employ and engage reputable attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate crossclaims and counterclaims). In connection with any Third-Party Claim, each Indemnified Party shall use reasonable efforts to make available to the Indemnifying Party, upon written request and at reasonable times, its and its subsidiaries' officers, directors, employees and agents to act as witnesses to the extent that such persons may reasonably be required to be available in connection with any claim under this Section
     8.4. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this paragraph
     (e)(i), if a Third-Party Claim is for money damages asserted in an amount not to exceed $1,000,000 and is principally for non-monetary relief that would have a continuing Material Adverse Effect on the Indemnified Party, then the Indemnified Party shall be entitled to take control of the defense and investigation with respect to such claim and to employ and engage reputable attorneys of its own choice reasonably acceptable to the Indemnifying Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnifying Party of such election

               (ii) If, within a reasonable time following receipt of a notice of a Third-Party Claim pursuant to paragraph (d), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest at the expense of the Indemnifying Party to the extent provided in this Section 8.4 any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party).

               (iii) Any claim of indemnification for Losses and Expenses which does not result from a Third-Party Claim shall be asserted by written notice given by the party claiming a right of indemnification ("Indemnitee") to the party from whom indemnification is sought ("Indemnitor") specifying in reasonable detail the nature and basis for the claim and the Losses and Expenses incurred. Such Indemnitor shall have a period of 30 days after the receipt of such notice within which to respond thereto. If the Indemnitor does not respond within such 30-day period, such Indemnitor shall be deemed to have refused to accept responsibility to make payment. If such Indemnitor does not respond within such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party, under applicable law or under this Agreement.

               (iv) If the amount of any Losses and Expenses shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement, insurance proceeds or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnitor.

     (f) Tax-Related Adjustment. An indemnity payment otherwise due and payable hereunder (i) shall be decreased (but not below zero) to the extent of any net actual reduction in federal income Tax liability that is actually realized by the Indemnified Party at the time of its payment of an indemnifiable loss and (ii) shall be increased to indemnify the Indemnified Party for any additional federal income Taxes payable by the Indemnified Party by reason of the receipt or accrual of such indemnity payment.

     8.5 No Contribution. Each of H&R Block and Block Group, for itself and on behalf of the other H&R Block Entities, waives, and acknowledges and agrees that it and they will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of subrogation, right of indemnity or other similar right or remedy against CompuServe or any of the CompuServe Entities, with respect to any action or failure to act by H&R Block, Block Group or any other H&R Block Entity or CompuServe or any CompuServe Entity, occurring on or prior to the Effective Time in connection with any actual or alleged breach of any representation, warranty, covenant or other obligation or agreement set forth in this Agreement, or any Losses or Expenses referred to in Section 8.4 or Section 9.2 of this Agreement, at or after the Effective Time, for any other claim accrued as of the Effective Time.

          8.6 Meeting of CompuServe Stockholders. CompuServe shall take all steps necessary in accordance with its Certificate of Incorporation and Bylaws and the DGCL to call, set a record date, give notice of, convene and hold a special meeting of its stockholders (the "CompuServe Stockholders Meeting") to occur as soon as practicable for the purpose of approving and adopting this Agreement and authorizing the Merger and for such other purposes as may be necessary (the "CompuServe Proposal"). Subject to Section 8.14(a) of this Agreement, the Board of Directors of CompuServe shall (i) take all steps necessary to present and recommend to its stockholders the approval and adoption of this Agreement and approval of the transactions contemplated hereby to which it is a party and any other matters to be submitted to its stockholders in connection therewith and (ii) use all reasonable efforts to obtain the approval and adoption by the CompuServe stockholders of this Agreement and any of the transactions contemplated hereby requiring such stockholder approval.

          8.7  Registration Statement; Proxy Statement.    (a)  As soon as
practicable after the date of this Agreement, WorldCom and CompuServe shall prepare and file with the SEC the proxy statement relating to the CompuServe Stockholders Meeting (the "CompuServe Proxy Statement" or "Proxy Statement"), and WorldCom shall prepare a Registration Statement on Form S-4 (the "Registration Statement") with respect to the Merger and registration of the WorldCom Common Shares to be issued to CompuServe's stockholders in connection therewith. Each of WorldCom, H&R Block and CompuServe shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. The CompuServe Proxy Statement will be mailed to the stockholders of CompuServe as soon as possible after the Registration Statement is declared effective. No amendment or supplement to the Proxy Statement shall be made without providing each other such party with reasonable time to review and comment on such amendment or supplement and in any case without prior written consent of WorldCom. No amendment (or supplement) to the Registration Statement (or the prospectus forming a part thereof) shall be made without providing each other such party with reasonable time to review and comment on such amendment (or supplement) and in any case without prior approval of CompuServe, which approval shall not be unreasonably withheld. Promptly after receiving notice thereof, unless such notice was received from another party hereto, each of WorldCom and CompuServe shall advise each such other party of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the CompuServe Proxy Statement has been filed, or the issuance of any stop order, or of any request by the SEC or NASDAQ for amendment of the Registration Statement. WorldCom shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in any action other than one arising out of the offering of the WorldCom Common Shares in such jurisdiction) reasonably required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of WorldCom Common Shares in connection with the Merger, and each of CompuServe and H&R Block shall furnish all information concerning CompuServe or H&R Block, as the case may be, as may be reasonably requested in connection any such action. Except for the Proxy Statement or the preliminary prospectus/proxy statement, none of WorldCom, CompuServe or H&R Block shall distribute any written material that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act or any applicable state securities law, without the prior written consent of WorldCom.

     (b) Each of H&R Block, CompuServe and WorldCom covenants that none of the information supplied or to be supplied by it for inclusion, or incorporated or to be incorporated by reference, in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the CompuServe Proxy Statement will, at the date it is first mailed to the stockholders of CompuServe, or at the time of the CompuServe Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of H&R Block, CompuServe and WorldCom covenants that the CompuServe Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. Notwithstanding the foregoing, (i) no representation or covenant is made by CompuServe or H&R Block with respect to statements made or incorporated by reference therein based on information supplied by WorldCom for inclusion or incorporated by reference in the CompuServe Proxy Statement or the Registration Statement and (ii) no representation or covenant is made by WorldCom with respect to statements made or incorporated by reference therein based on information supplied by CompuServe or H&R Block for inclusion or incorporated by reference in the CompuServe Proxy Statement or the Registration Statement. If at any time prior to the Effective Time there shall occur (i) any event with respect to CompuServe or any CompuServe Entity, or with respect to other information supplied by CompuServe for inclusion or incorporated by reference in the Proxy Statement or the Registration Statement, (ii) any event with respect to H&R Block or any H&R Block Entity, or with respect to other information supplied by H&R Block for inclusion or incorporated by reference in the Proxy Statement or the Registration Statement or (iii) any event with respect to WorldCom, or with respect to information supplied by WorldCom for inclusion or incorporated by reference in the Proxy Statement or the Registration Statement, in any case which event is required to be described in an amendment of, or a supplement to, the CompuServe Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of CompuServe.

     (c) Each of CompuServe and WorldCom shall promptly notify the other parties of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between CompuServe or any of its respective representatives, or WorldCom or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. CompuServe and WorldCom shall use all of their respective reasonable efforts to respond to any comments of the SEC with respect to the Registration Statement and the Proxy Statement as promptly as practicable. CompuServe, H&R Block and WorldCom shall cooperate with each other and furnish all information necessary in order to prepare the Registration Statement and the Proxy Statement, and shall provide promptly to the other parties any information such party may obtain that could necessitate amending or supplementing any such document.

          (d) WorldCom covenants that it shall apply to have the WorldCom Common Shares to be issued in connection with the Merger approved for quotation on NASDAQ, subject to official notice of issuance.

          (e) WorldCom covenants that it will not, without the prior written consent of CompuServe, (i) agree to waive any obligations of AOL under Sections
5.6 or 5.12 of the Purchase and Sale Agreement or (ii) request from or deem be to provided by AOL a waiver of any of WorldCom's obligations under such sections.

          8.8 Access to Information. Subject to the provisions of the Confidentiality Agreement, between the date hereof and the Closing Date, each of H&R Block, Block Group, CompuServe and WorldCom and their respective Entities shall (i) give to each such other party and its counsel, accountants and other representatives reasonable access, at reasonable times and after reasonable notice, to all the properties, documents, contracts, personnel files (subject to applicable law) and other records of such party; (ii) furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request; and (iii) shall disclose and make available to each such party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party as the other party may from time to time reasonably request. In addition, CompuServe shall make available to WorldCom all such banking, investment and financial information as shall be necessary to allow for the efficient integration of CompuServe's banking, investment and financial arrangements with those of WorldCom at the Closing, including monthly financial statements. Nothing contained in this Section 8.8 shall be deemed to create any duty or responsibility on the part of any party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of any other party. With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties. With respect to the obligations of H&R Block, Block Group, CompuServe and their respective Entities under this Section 8.8, "other party" as used in clauses (i), (ii) and (iii), above, shall be deemed to include AOL. None of H&R Block, the H&R Block Entities, CompuServe, the CompuServe Entities, WorldCom or the WorldCom Entities shall be required to provide access to customer identity or pricing information or to furnish any documents or information that such party has been advised by counsel may not be provided under applicable law, would result in the loss of a legal privilege or would violate a confidentiality obligation, provided that, in the case of documents or information subject to a legal duty, such party shall use its reasonable best efforts to obtain any third party consents required to comply with any confidentiality obligations giving rise to such legal duty, in the case of customer identity or pricing information, such party shall make arrangements for such information to be furnished to counsel for the party requesting such information and, in the case of privileged information, such party shall make arrangements for such documentation to be provided to counsel for the party requesting such information, to the extent reasonable assurance can be obtained that the legal privilege would not thereby be lost.

          8.9 Confidentiality. CompuServe and WorldCom acknowledge and confirm that they have entered into a letter agreement with AOL dated August 14, 1997 (the "Confidentiality Agreement") and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, notwithstanding WorldCom's and CompuServe's entering into this Agreement and whether or not the transactions contemplated by this Agreement are consummated or terminated.

          8.10 HSR Act Compliance, Etc. (a) H&R Block and WorldCom shall promptly make their respective filings, and shall thereafter use their best efforts to promptly make any required submissions, under the HSR Act with respect to the transactions contemplated hereby. H&R Block, Block Group, CompuServe and WorldCom shall use their respective reasonable efforts to promptly make all other required filings and submissions with respect to all other permits, authorizations, consents and approvals from third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Stockholders Agreement.

          (b) H&R Block, Block Group, CompuServe and WorldCom also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated by this Agreement and the Stockholders Agreement: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act or any similar foreign antitrust law; and making proposals. The parties hereto will consult, consistent with their respective legal obligations, and cooperate with each other, and consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

          8.11 Public Disclosures. H&R Block, Block Group, CompuServe and WorldCom shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement or the Stockholders Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange Act, NASDAQ or any national securities exchange as advised by counsel, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a statement.
WorldCom, H&R Block and CompuServe shall issue a joint press release, mutually acceptable to H&R Block, CompuServe and WorldCom, promptly upon execution and delivery of this Agreement. H&R Block, Block Group, CompuServe and WorldCom shall cooperate and consult with each other to develop and implement guidelines for communications to employees, customers and suppliers of CompuServe regarding the transactions contemplated by this Agreement.

          8.12 Resignation of Directors and Officers. At or prior to the Closing, CompuServe shall deliver to WorldCom if and as requested by WorldCom evidence satisfactory to WorldCom of the resignation of the directors and officers, solely in their capacities as such, of CompuServe and any CompuServe Entity, such resignations to be effective at the Closing.

          8.13 Notification of Certain Matters. H&R Block, Block Group and CompuServe shall give prompt notice to WorldCom, and WorldCom shall give prompt notice to H&R Block, Block Group and CompuServe, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or could reasonably be expected to cause any representation or warranty respectively made by them and contained in this Agreement or the Stockholders Agreement to be untrue or inaccurate at or prior to the Closing, as the case may be, and (b) any failure of H&R Block, Block Group, CompuServe or WorldCom, as the case may be, to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          8.14 No Solicitation. (a)(i) CompuServe shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Competitive Proposal. CompuServe shall not, nor shall it permit any of the CompuServe Entities to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the CompuServe Entities to, directly or indirectly, (A) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competitive Proposal or (B) participate in any discussions or negotiations regarding any Competitive Proposal. "Competitive Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of CompuServe and the CompuServe Entities or 10% or more of any class of equity securities of CompuServe or any of the CompuServe Entities, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of CompuServe or any of the CompuServe Entities, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CompuServe or any of the CompuServe Entities, other than the transactions contemplated by this Agreement and the Stockholders Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to WorldCom of the transactions contemplated by this Agreement and the Stockholders Agreement.

          (ii) Except to the extent the Board of Directors of CompuServe determines it is required to do otherwise in accordance with its fiduciary duties, neither the Board of Directors of CompuServe nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to WorldCom, the approval or recommendation by such Board of Directors or such committee of the CompuServe Proposal. Neither the Board of Directors nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, any Competitive Proposal or cause CompuServe to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to a Competitive Proposal. Any such withdrawal or modification of the recommendation of the CompuServe Proposal shall not change the approval of the Board of Directors of CompuServe for purposes of causing
Section 203 of the DGCL to be inapplicable to the CompuServe Proposal or the status of WorldCom and WAC as other than an "Acquiring Person" under the CompuServe Rights Agreement and shall not directly or indirectly cause a "Shares Acquisition Date" or a "Distribution Date" (as such terms are defined in the CompuServe Rights Agreement) to occur.

          (iii) In addition to the obligations of CompuServe set forth in paragraphs (a)(i) and (a)(ii) of this Section 8.14, CompuServe shall immediately advise WorldCom orally and in writing of any request for information or of any Competitive Proposal, the material terms and conditions of such request or Competitive Proposal and the identity of the person making such request or Competitive Proposal. CompuServe will keep WorldCom fully informed of the status and details (including amendments or proposed amendments) of any such request or Competitive Proposal.

       (b) (i) H&R Block shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Competitive Proposal. H&R Block shall not, nor shall it permit any of the H&R Block Entities to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the H&R Block Entities to, directly or indirectly, (A) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competitive Proposal or (B) participate in any discussions or negotiations regarding any Competitive Proposal.

          (ii) In addition to the obligations of H&R Block set forth in paragraph (b)(i) of this Section 8.14, H&R Block shall immediately advise WorldCom orally and in writing of any request for information or of any Competitive Proposal, the material terms and conditions of such request or Competitive Proposal and the identity of the person making such request or Competitive Proposal. H&R Block will keep WorldCom fully informed of the status and details (including amendments or proposed amendments) of any such request or Competitive Proposal.

     (c) Nothing contained in this Section 8.14 shall prohibit CompuServe from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of CompuServe, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to CompuServe's stockholders, under applicable law; provided, however,
                                                           --------  -------
neither CompuServe nor its Board of Directors nor any committee thereof shall, except as permitted by Section 8.14(a)(ii), as applicable, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the CompuServe Proposal or approve or recommend, or propose publicly to approve or recommend, a Competitive Proposal.

          8.15 Other Actions. Unless such action or omission is required by applicable law or otherwise contemplated or permitted by this Agreement (including the assignment of the Online Services Business), neither H&R Block, Block Group, nor CompuServe, nor WorldCom nor WAC shall knowingly or intentionally take any action or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of the representations and warranties set forth herein being or becoming untrue or inaccurate or any of the conditions to the Merger set forth in this Agreement or to transactions contemplated by the Stockholders Agreement not being satisfied, or would adversely affect the ability of CompuServe, Block Group, H&R Block, WorldCom or WAC to obtain any consents or approvals required of it for the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, without imposition of a condition or restriction which would have a Material Adverse Effect, or would, or might reasonably be expected to, materially delay or prevent the holding of the CompuServe Stockholders Meeting or the taking of a vote thereat, the filing and clearance of the CompuServe Proxy Statement or the filing and effectiveness of the Registration Statement or would, or might reasonably be expected to, otherwise materially impair the ability of H&R Block, Block Group, CompuServe, WorldCom or WAC to consummate the transactions contemplated by this Agreement and the Stockholders Agreement, in accordance with the terms of this Agreement and the Stockholders Agreement or materially delay any such consummation.

          8.16 Cooperation. Each of H&R Block, Block Group, CompuServe, WorldCom and WAC shall use its best efforts (i) to cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Closing (and the closing under the Stockholders Agreement), in connection with the consummation of the transactions contemplated hereby and thereby and cooperate in making any such filings promptly and in seeking to obtain any such consents in a timely manner, or (ii) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed by agency or court order on such party (or any subsidiaries or other Affiliates of such party) with respect to this Agreement and the Stockholders Agreement, and (iii) to take, or cause to be taken, all actions necessary to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public entity which is required to be obtained or made by such party or any of its subsidiaries or other Affiliates in connection with this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby. H&R Block and CompuServe shall reasonably cooperate with WorldCom in furnishing financial information relating to the Online Services Business, the network services business and any other business of CompuServe for periods prior to the Closing to the extent such information may be required to prepare financial information required to be filed under the Securities Act, the Exchange Act or the rules and regulations promulgated by the SEC thereunder.

     8.17  CompuServe and CompuServe Entity Employees.    (a)  All current
employees of CompuServe or a CompuServe Entity ("CompuServe Employees") as of the Closing shall be employed, immediately after the Closing, by CompuServe or a CompuServe Entity. On and after the Closing, WorldCom shall honor, and cause CompuServe to honor, all provisions of all employment or severance agreements or plans in effect for CompuServe Employees (or any former employee of CompuServe or any CompuServe Entity) as of the Closing. H&R Block, Block Group and CompuServe jointly and severally represent and warrant that Schedule 8.17 is a
                                                            -------------
complete list of all such employment and severance agreements and plans existing as of the date hereof (the "Schedule 8.17 Agreements"). Notwithstanding the foregoing, at any time after the Closing, the employment of any CompuServe Employee may be terminated and any Schedule 8.17 Agreement may be amended or terminated in accordance with its terms; provided, however, that WorldCom agrees
                                         --------  -------
that it shall not, either directly or indirectly through control of CompuServe or any CompuServe Entity, provide notice of a materially adverse amendment or termination of any CompuServe severance plan, policy or agreement described in

Schedule 8.17 for a period of twelve months following the Closing Date.
- -------------

     (b) WorldCom, following the Closing Date, shall permit such CompuServe Employees who are retained as CompuServe or CompuServe Entity employees or become WorldCom employees thereafter, and who were participating in CompuServe Benefit Plans immediately prior to the Closing Date, to participate in corresponding employee compensation and benefit plans, programs, policies and fringe benefits (including severance and post-employment benefits, if any) of WorldCom which shall, in the aggregate, provide the CompuServe Employees with benefits that are comparable to those provided under the CompuServe Benefit Plans as of the Closing Date and substantially in accordance with the eligibility criteria thereof, which shall be of general applicability, it being understood that such plans, programs, policies and fringe benefits after the Closing will be those of WorldCom immediately before the Closing and it being further understood that such plans, programs, policies or fringe benefits may not be materially and adversely amended, terminated or discontinued for a period of six months following the Closing Date unless otherwise required by applicable law. Notwithstanding the foregoing, (i) WorldCom may continue (or cause CompuServe to continue after the Closing) one or more of the CompuServe Benefit Plans, and WorldCom will be deemed to have satisfied its obligations under this
Section 8.17(b) with respect to the type of benefits provided under such CompuServe Benefit Plan(s) and (ii) WorldCom agrees that it will not, either directly or indirectly through its control of CompuServe, amend in any material respect or terminate the CompuServe Deferred Compensation Plan for a period of six months following the Closing Date. WorldCom shall credit prior service of CompuServe Employees with CompuServe or any CompuServe Entity, as applicable, for purposes of determining the vesting, eligibility, waiting periods or qualification of or participation of such employees under WorldCom's benefit programs and any successor benefit programs to the extent that such prior service was recognized under such CompuServe Benefit Plans (which shall include severance, if any, and vacation pay plans but shall not include stock option or award plans and shall not result in duplication of benefits); such prior service credited under a WorldCom benefit program shall include service with other entities to the extent that such service is credited by CompuServe or any CompuServe Entity for purposes of any CompuServe Benefit Plan similar to such WorldCom benefit plan. Any WorldCom benefit plan which is a Block Group health plan within the meaning of Section 5000(b) of the Code shall waive all pre-existing condition limitations with respect to the CompuServe Employees. WorldCom agrees that the vacation benefits of the CompuServe Employees that have accrued and are unused as of the Closing Date (including vacation days carried over in accordance with the CompuServe vacation policy) shall be carried over for use after the Closing Date in accordance with the CompuServe vacation policy so long as such policy remains in effect.

          (c) The parties hereto acknowledge and agree that (i) the consummation of the transactions contemplated by this Agreement shall constitute a "change in control" of CompuServe for purposes of the CompuServe Benefit Plans (including the Schedule 8.17 Agreements) and (ii) the resignation of any officer or director of CompuServe in his or her position as such pursuant to Section 8.12 of this Agreement shall not be treated as a voluntary termination of employment of such officer or director for purposes of any Section 8.17 Agreement and will not otherwise adversely affect the material rights of such officers or directors under any Section 8.17 Agreement.

          (d) Notwithstanding the provisions of Section 8.17(a), (b) and (c) or any other provision of this Agreement, in the event WorldCom assigns or transfers the Online Services Business to AOL (or its Affiliate or assignee), WorldCom shall have no obligation hereunder to provide any employment, compensation or benefits to any former employee of the Online Services Business, but WorldCom shall provide, in the documents relating to such assignment or transfer, that AOL (or such Affiliate or assignee) shall provide benefits to such employees which are substantially equivalent in value to the benefits otherwise called for under paragraph (b) above.

          8.18 CompuServe Name. Each of H&R Block and Block Group acknowledges that the name "CompuServe," whether alone or in combination with one or more other words, and including any abbreviations or derivations of such name, is an asset of CompuServe and will be an asset solely of CompuServe immediately following the Closing. Nothing in this Agreement constitutes a license or transfer of rights in or with respect to the word "CompuServe" or any such abbreviation or derivation to H&R Block, Block Group or any other Person (except WorldCom) after the Closing and neither H&R Block, Block Group nor any such other Person shall use or purport to use, license or otherwise transfer the word "CompuServe" or any such abbreviation or derivation for any business purpose after the Closing. Following the Closing, each of H&R Block and Block Group agrees to take all actions and to execute all documents and certificates as WorldCom may reasonably request to effectuate the intention of this Section 8.18.

          8.19  Affiliate Letters.  At least 30 days prior to the Closing
Date, H&R Block, Block Group and CompuServe shall deliver to WorldCom a list of names and addressees of those persons who were, in the reasonable judgment of H&R Block, Block Group or CompuServe, as the case may be, at the record date for the CompuServe Stockholders Meeting, "affiliates" (each such Person, a "Rule 145 Affiliate") of either H&R Block, Block Group or CompuServe within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. H&R Block and Block Group shall execute and deliver, and H&R Block, Block Group and CompuServe shall use all reasonable efforts to deliver or cause to be delivered to WorldCom, prior to the Closing Date, from each of their respective Rule 145 Affiliates identified in the foregoing list, an Affiliate Letter in the form attached as Exhibit C. WorldCom shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any WorldCom Common Shares to be received by such Rule 145 Affiliates pursuant to the Merger and terms hereof, and to issue appropriate stop transfer instructions to the transfer agent for the WorldCom Common Shares, consistent with the terms of such Affiliate Letters.

          8.20 Noncompete and Nonsolicitation Agreement. Subject to the satisfaction of the conditions to its obligations in Article X, below, each of H&R Block and Block Group shall execute and deliver to WorldCom at the Closing, without further consideration, a noncompete and nonsolicitation agreement in substantially the form attached hereto as Exhibit D (the "Noncompete/Nonsolicitation Agreement").

          8.21 Facilities Agreements. H&R Block hereby agrees that, for a period of two years following the Closing, it will not terminate any of the sublease agreements in effect on the date of this Agreement between H&R Block or a H&R Block Entity, as sublessor, and CompuServe or a CompuServe Entity, as sublessee, governing the use by CompuServe or such CompuServe Entity of office space for the operation of communications processors and attendant equipment, provided, however, that H&R Block or such H&R Block Entity may terminate any such agreement in accordance with its terms if (i) H&R Block's or such H&R Block Entity's tenancy under the applicable master lease agreement is terminated at any time or (ii) CompuServe or such CompuServe Entity defaults in payment of rent reserved under such sublease or shall materially breach or violate any other term, covenant or condition of such sublease or of the applicable master lease agreement.

          8.22 SEC and Stockholder Filings. Each of CompuServe and WorldCom shall send to the other a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

          8.23 Takeover Statutes. If any "fair price," "moratorium," "business combination," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a

"Takeover Statute"), including Section 203 of the DGCL, is or may become
- -----------------
applicable to the Merger or the Stockholders Agreement, CompuServe, H&R Block and the members of their respective Boards of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

          8.24 Comfort Letters. (a) Upon the request of WorldCom, CompuServe shall use reasonable business efforts to provide to WorldCom prior to the Effective Time "comfort letters" from the independent certified public accountants for CompuServe and the CompuServe Entities dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, addressed to the Board of Directors of each of CompuServe and WorldCom, covering such matters as WorldCom shall reasonably request with respect to facts concerning the financial condition of CompuServe and the CompuServe Entities and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

          (b) Upon the request of CompuServe, WorldCom shall use reasonable business efforts to provide to CompuServe prior to the Effective Time "comfort letters" from the independent certified public accountants for WorldCom and the WorldCom Entities dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, addressed to the Board of Directors of CompuServe and WorldCom, covering such matters as CompuServe shall reasonably request with respect to facts concerning the financial condition of WorldCom and the WorldCom Entities and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

          8.25 Interim Conduct of WorldCom. WorldCom covenants and agrees with H&R Block, Block Group and CompuServe that, except (i) as contemplated in this Agreement, or (ii) with the prior written consent of H&R Block, which consent shall not be unreasonably withheld, after the date hereof and until the earlier of the termination of this Agreement pursuant to Article XI and the Closing
Date:

          (a) WorldCom will not declare, set aside or pay any dividend or other distribution payable in cash, stock, securities or property other than cash or stock dividends on preferred stock or stock dividends;

          (b) WorldCom will not adopt a plan of complete or partial liquidation, dissolution or recapitalization of WorldCom; and

          (c) Neither WorldCom nor any WorldCom Entity will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

          8.26 Stock Options. WorldCom and CompuServe hereby agree that all CompuServe Stock Options, including all rights, options or similar rights to acquire CompuServe Common Stock, shall be canceled as of the Effective Time without any further liability or obligation of CompuServe thereunder in accordance herewith. On or as soon as practicable following the date of this Agreement and prior to the Effective Time, the Board of Directors of CompuServe (or, if appropriate, any committee administering the CompuServe Stock Option Plans), shall adopt such resolutions or take such other actions as may be required to cause all CompuServe Stock Options not previously exercised in accordance with their terms to be canceled effective immediately prior to the Effective Time (or earlier if permitted under the terms thereof), and only entitle the holders thereof, upon surrender thereof, to receive an amount in cash as set forth on Schedule 8.26 (the "CompuServe Stock Option Payments").
                     -------------

                                  ARTICLE IX

                                  TAX MATTERS


          9.1  Section 338 Election.    (a)  The parties intend that the
acquisition of CompuServe by WorldCom through the Merger will constitute a qualified stock purchase within the meaning of Section 338(d)(3) of the Code. In order to effectuate such intent:

               (i) Block Group acknowledges that pursuant to the terms of this Agreement, as a consequence of the Merger it has the right to receive in exchange for its shares of CompuServe Common Stock either (A) shares of WorldCom Common Stock or (B) both shares of WorldCom Common Stock and cash, as provided in Section 1.3(a)(ii) above, in either case subject to receipt of cash in lieu of fractional shares as provided in Section 1.3(b) above. In order to allow the transaction contemplated by this Agreement to constitute a qualified stock purchase under Section 338 of the Code and not a tax-free reorganization, by executing this Agreement Block Group hereby elects to receive both shares of WorldCom Common Stock and cash, as provided in Section 1.3(a)(ii), and agrees that such election shall be irrevocable.

               (ii) H&R Block (as the common parent of the selling consolidated group within the meaning of Section 338(h)(10) of the Code), WorldCom and CompuServe shall jointly make timely and irrevocable elections under
     Section 338(h)(10) of the Code (which elections shall be made with respect to the CompuServe and each of the eligible CompuServe Entities requested by WorldCom) and, if permissible, similar elections under any applicable state, local or foreign income tax laws (jointly, the "Elections"). H&R Block and WorldCom agree to report the transfer of the CompuServe Common Shares (and the deemed sale of the shares of the affected CompuServe Entities) under this Agreement consistent with such Election and agree not to take any action that could cause such Election to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, local or foreign tax provision).

     (b) (i) To the extent possible, WorldCom, H&R Block, and CompuServe agree to execute at the Closing any and all forms necessary to effectuate the Election (including Internal Revenue Service Form 8023-A and any similar forms under applicable state, local and foreign income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, WorldCom, H&R Block and CompuServe agree to prepare and complete each such Section 338 Form no later than 10 Business Days prior to the date such
Section 338 Form is required to be filed. H&R Block and WorldCom shall each cause the Section 338 Forms to be duly executed by an authorized person for H&R Block and WorldCom, in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

          (ii) As soon as practicable after the Closing Date, WorldCom shall deliver to H&R Block a written notice setting forth (with reasonable specificity) WorldCom's good faith calculation of (1) the Modified Aggregate Deemed Sales Price (as defined below) and the allocation thereof among the assets of CompuServe and of the affected CompuServe Entities in accordance with the principles of Treasury Regulation (S)1.338(h)(10)- 1(f)(1)(ii) and (2) the adjusted grossed-up basis of the assets of CompuServe and of the assets of the affected CompuServe Entities pursuant to Treasury Regulation (S)1.338(h)(10) - 1(e)(5) (the "Deemed Purchase Price") (collectively, "Buyer's Allocation"). Within 20 Business Days after receipt thereof, H&R Block shall deliver to WorldCom written notice indicating whether H&R Block agrees or disagrees with Buyer's Allocation. If H&R Block agrees with Buyer's Allocation or if H&R Block fails to deliver such written notice within such 20 Business Days, Buyer's Allocation shall constitute the "Agreed Allocation." If H&R Block provides timely written notice to WorldCom of any disagreement with Buyer's Allocation, the Agreed Allocation shall be determined through the Tax Settlement Procedure. Except as determined to the contrary by the appropriate taxing authority upon an audit of its (or its Affiliates') Tax Returns, each of H&R Block, CompuServe, the affected CompuServe Entities and WorldCom shall file all Tax Returns consistent with the Agreed Allocation. For purposes of this Section 9.1, the term "Modified Aggregate Deemed Sales Price" shall mean the amount resulting from the Elections, determined pursuant to Treasury Regulation (S)1.338(h)(10)-1(f) without regard to items described in Treasury Regulation (S)1.338(h)(10)- 1(f)(4)(ii) (it being understood that H&R Block may take such items into account in filing Tax Returns).

     (c) For purposes of this Agreement, the "Tax Settlement Procedure" is as follows:

     Upon receipt by H&R Block or by WorldCom, as the case may be (the "Calculating Party"), of notice from the other party (the "Disputing Party") of disagreement with any Tax calculation or determination supplied by the Calculating Party, the Calculating Party and the Disputing Party shall begin good faith negotiations to resolve such disagreement. If the Calculating Party and the Disputing Party are able to resolve such disagreement within ten Business Days after the Calculating Party's receipt of notice of disagreement (or any longer period mutually agreed to by the parties), the relevant amount will become the amount agreed upon by the Calculating Party and the Disputing Party. If the Calculating Party and the Disputing Party are unable to resolve any disagreement within ten (10) Business Days after the Calculating Party's receipt of notice of disagreement, the Calculating Party and the Disputing Party shall jointly request the national office of Arthur Andersen LLP, or, if such firm is unavailable, another independent nationally recognized auditing firm selected by the parties (the "Tax Settlement Auditor") to resolve any issue in dispute as soon as possible and shall cooperate with the Tax Settlement Auditor to resolve such dispute. The Tax Settlement Auditor shall make a determination with respect to all disputed issues, which determination shall be set forth in a written report delivered to the Calculating Party and the Disputing Party. The Calculating Party and the Disputing Party shall each pay one-half of the fees and expenses of the Tax Settlement Auditor with respect to such determination.

     9.2  Tax Indemnification.    (a)  H&R Block and the H&R Block Entities
(other than CompuServe and the CompuServe Entities) jointly and severally shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless WorldCom and WAC and, after the Closing, CompuServe and the CompuServe Entities (subject to the obligations of CompuServe and the CompuServe Entities to make payments under Section 9.2(j)) and each of their respective successors-in-interest from and against any and all Losses and Expenses for or in respect of each of the following:

          (i) Any and all Taxes with respect to any taxable period of CompuServe or any of the CompuServe Entities (or any predecessor) ending on or before the Closing Date (including any and all Taxes arising as a result of the Elections), but excluding any transactions occurring after the Closing (other than the Elections) which are not related to the Merger and the other transactions contemplated by this Agreement ("Excluded Transactions");

          (ii) Any and all Taxes resulting from CompuServe or any of the CompuServe Entities (or any predecessor) having been (or ceasing to be) included in any affiliated, consolidated, combined or unitary Tax Return that included CompuServe or any of the CompuServe Entities (or any predecessor) for any taxable period (or portion thereof) ending on or before the Closing Date (including any liability for Taxes resulting from an acceleration of an "intercompany transaction" within the meaning of Treasury Regulation (S)1.1502-13(d), any deferred income triggered by Treasury Regulation (S)1.1502-14, and any excess loss accounts taken into income under Treasury Regulation (S)1.1502-19 or any analogous or similar provisions under state, local or foreign law or any predecessor provision or regulation) that occurred on or before the Closing Date (but excluding the Excluded Transactions);

          (iii) Any and all Taxes of any member of an affiliated, consolidated, combined or unitary group (other than CompuServe or any CompuServe Entity) of which CompuServe or any CompuServe Entity (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of CompuServe or any CompuServe Entity (i) pursuant to Treasury Regulation
     (S)1.1502-6(a) or any analogous or similar state, local or foreign law or regulation, (ii) as a transferee or successor, or (iii) by contract or otherwise (including under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which CompuServe or any of the CompuServe Entities, any predecessor of CompuServe or any of the CompuServe Entities, or any transferor to CompuServe or any of the CompuServe Entities, is a party or is obligated thereunder;

          (iv) Any and all Employment and Withholding Taxes with respect to all periods prior to and as of the Closing Date;

          (v) To the extent not previously paid, any and all real property Taxes allocable to CompuServe or any CompuServe Entity (or any predecessor) pursuant to Section 9.2(c) hereof (excluding real property Taxes resulting from the Excluded Transactions and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of the CompuServe Common Shares or the Elections);

          (vi) Any and all Taxes allocable to H&R Block, CompuServe or any CompuServe Entity pursuant to Section 9.2(c) hereof and not previously paid thereunder; and

          (vii)  Any breach of any representation or warranty contained in
     Section 3.10 or of any covenant of H&R Block or any other H&R Block Entity contained in Section 9.2.

     (b) WorldCom agrees to indemnify and hold harmless H&R Block and the other H&R Block Entities from and against (and H&R Block and the other H&R Block Entities shall have no liability under Section 9.2(a) on account of) any and all Losses and Expenses for or in respect of any and all Taxes of CompuServe or any of the CompuServe Entities (or any predecessor) that are not described in
Section 9.2(a) (including Taxes resulting from an Excluded Transaction).

     (c) H&R Block and WorldCom shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of CompuServe and the CompuServe Entities on the Closing Date. In any case where applicable law does not permit CompuServe or any CompuServe Entity to close its taxable year on the Closing Date (and in the case of Taxes described in Section 9.2(a)(v)), Taxes attributable to the taxable period of CompuServe or any CompuServe Entity beginning on or before and ending after the Closing Date shall be allocated (i) to H&R Block for the period up to and including the Closing Date (excluding any Excluded Transaction and any increase in real property Taxes arising from a revaluation of the property as a result of the merger or the Elections), and (ii) to WorldCom, CompuServe or any CompuServe Entity, as appropriate, for the period subsequent to the Closing Date (including any Excluded Transaction and any increase in real property Taxes arising from a revaluation of the property as a result of the merger or the Elections). Any allocation required to determine any Taxes attributable to any period beginning on or before and ending after the Closing Date (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be made by means of a closing of the books and records of CompuServe and the CompuServe Entities as of the close of business on the Closing Date, excluding any Excluded Transaction, and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days, except that extraordinary items described in Treasury Regulation (S)1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account. Real property Taxes (excluding those arising from any Excluded Transaction and any increase in such Taxes arising from a revaluation of the property as a result of the merger or the Elections) shall be allocated on the basis of elapsed days.

     (d) (i) Promptly after receipt by WorldCom, WAC, CompuServe or any of the CompuServe Entities of written notice of the assertion or commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax covered by Section 9.2(a) (each a "Tax Claim"), WorldCom shall notify H&R Block. Such notice shall contain factual information (to the extent known by

     WorldCom, CompuServe or any of the CompuServe Entities) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of WorldCom to give H&R Block prompt notice as provided herein shall not relieve H&R Block of any of its obligations under Section 9.2, except and only to the extent that H&R Block is materially prejudiced by such failure.

          (ii) H&R Block shall promptly notify WorldCom of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which could reasonably be expected to affect the liability of CompuServe or any of the CompuServe Entities for Taxes. Such notice shall contain factual information (to the extent known by H&R Block or any H&R Block Entities) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of H&R Block to give WorldCom prompt notice as provided herein shall not relieve WorldCom of any of its obligations under Section 9.2, except and only to the extent that WorldCom or any of the WorldCom Entities (including CompuServe and any of the CompuServe Entities) is materially prejudiced by such failure.

          (iii) H&R Block shall have the sole right to represent CompuServe's or any of the CompuServe Entities' interests in any Tax audit or administrative or court proceeding relating to any Tax covered by Section 9.2(a) and to employ counsel of its choice, provided that if the results of such Tax audit or proceeding could reasonably be expected to be material to WorldCom, CompuServe, any of the CompuServe Entities or their Affiliates for any taxable period including or ending after the Closing Date, then H&R Block and WorldCom shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, for a Tax audit or proceeding with respect to any Seller Consolidated and Combined Return, WorldCom shall only be entitled to participate actively with respect to those issues as to which they have an interest and not control jointly the settlement of the entire audit. H&R Block shall promptly notify WorldCom if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and WorldCom thereupon shall be permitted to defend and settle such Tax audit or proceeding.

     (e) (i) H&R Block shall properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed, (x) all Tax Returns which include CompuServe or any CompuServe Entities required to be filed on or before the Closing Date, and (y) all Tax Returns which include CompuServe or any CompuServe Entities or their assets or operations for all taxable periods of CompuServe and of the CompuServe Entities ending on or before the Closing Date (which Tax Returns shall include CompuServe and the CompuServe Entities and the reportable items from the assets or operations of CompuServe and the CompuServe Entities through and including the

     Closing Date). Such Tax Returns (insofar as they relate to CompuServe or any of the CompuServe Entities) shall be prepared in a manner consistent with past practices and prior audit adjustments and H&R Block shall pay or cause to be paid all Taxes shown as due on such Tax Returns or otherwise levied or assessed upon CompuServe or any of the CompuServe Entities or any of their assets on or prior to the Closing Date. Insofar as they relate to CompuServe and the CompuServe Entities, such Tax Returns shall be provided to WorldCom for WorldCom's review and comment 20 Business Days prior to filing, and WorldCom shall be entitled to suggest to H&R Block any reasonable changes to such Tax Returns, which suggestions may be rejected by H&R Block in its discretion. H&R Block shall, subsequent to the Closing Date, provide written notice to WorldCom of its intent to file any amended Tax Return or claim for refund with respect to any taxable period ending on or prior to the Closing Date that could reasonably be expected to be material to WorldCom, CompuServe, any of the CompuServe Entities, or their Affiliates for any taxable period including or ending after the Closing Date, and H&R Block shall not make such filing without the consent of WorldCom, which consent shall not be unreasonably withheld.

          (ii) Except as set forth in clause (i) above, WorldCom shall be responsible for the filing and payment (subject to WorldCom's right to indemnification to the extent provided in Section 9.2(a)) of all other Tax Returns required to be filed after the Closing Date by or on behalf of CompuServe and any of the CompuServe Entities, or with respect to their assets and operations. WorldCom shall, subsequent to the Closing Date, provide written notice to H&R Block of its intent to file any amended Tax Return that could reasonably be expected to be material to H&R Block, and WorldCom shall not make such filing without the consent of H&R Block, which consent shall not be unreasonably withheld.

          (iii) With respect to any Tax Return required to be filed by WorldCom for a taxable period of CompuServe or any of the CompuServe Entities beginning on or before the Closing Date and ending after the Closing Date, WorldCom shall deliver, at least 30 Business Days prior to the due date for filing such Tax Return (including extensions), to H&R Block a statement setting forth the amount of Tax allocated to H&R Block pursuant to Section 9.2(c), (the "Tax Statement") and copies of such Tax Returns, and WorldCom shall cause CompuServe and the CompuServe Entities to pay all Taxes shown as due on such Tax Returns. H&R Block shall have the right to review such Tax Return and the Tax Statement prior to the filing of such Tax Return and to suggest to WorldCom any reasonable changes to such Tax Returns. Any disagreement between the parties will be resolved through the Tax Settlement Procedure. If the Tax Settlement Auditor is unable to make a determination with respect to any disputed issue within five Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then WorldCom may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without H&R Block's consent. Notwithstanding the filing of such Tax Return, the Tax Settlement Auditor shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to H&R Block pursuant to Section 9.2(c) or Section 9.2(a)(v), as the case may be, shall be as determined by the Tax Settlement Auditor. The fees and expenses of the Tax Settlement Auditor shall be paid one-half by WorldCom, on the one hand, and one-half by H&R Block, on the other. Nothing in this
     Section 9.2(e)(iii) shall excuse H&R Block from its indemnification obligations pursuant to Section 9.2 hereof if the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are allocable to H&R Block pursuant to Section 9.2(c) or Section 9.2(a)(v), as the case may be, exceeds the amount determined under this Section 9.2(e)(iii).

          (iv) H&R Block and WorldCom shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by H&R Block or WorldCom for the preparation and timely filing of any Tax Returns required to be prepared and filed by H&R Block, WorldCom, CompuServe or any CompuServe Entity hereunder (or by AOL as assignee of the Online Services Business) or in connection with the preparation or filing of any election, claim for refund, consent or certification.

     (f) H&R Block and WorldCom shall provide to each other, and WorldCom shall cause CompuServe and the CompuServe Entities to provide to H&R Block, full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of CompuServe and the CompuServe Entities as H&R Block or WorldCom, as the case may be, may from time to time reasonably request and shall furnish, and request the independent accountants and legal counsel of H&R Block, WorldCom, CompuServe and the CompuServe Entities to furnish to H&R Block, WorldCom, CompuServe and the CompuServe Entities as the case may be, such additional Tax and other information and documents in the possession of such persons as H&R Block, WorldCom, CompuServe and the CompuServe Entities may from time to time reasonably request.

     (g) Any claim for indemnity hereunder may be made at any time prior to 60 Business Days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all extensions obtained, whether automatic or permissive).

     (h) The party seeking indemnification or other payment pursuant to this
Section 9.2 shall give the other party written notice of claim for indemnification or payment, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the other party copies of all books, records and other information reasonably requested by the other party to the extent necessary to substantiate such claim and verify the amount thereof. If reasonably necessary in order to make or substantiate a claim (or to determine if a claim should be made), each party shall be permitted access to the other party's books, records and other information in connection therewith. The party requested to make any indemnity or other payment pursuant to this Section 9.2 shall deliver to the party requesting payment, within 20 Business Days after receiving both the foregoing notice and all books, records and other information reasonably requested by it, a detailed statement describing its objections (if any) thereto. Any such objections will be resolved through the Tax Settlement Procedure.

     (i) H&R Block shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless WorldCom, WAC, CompuServe, and the CompuServe Entities, from and against any Losses and Expenses arising after the Closing Date arising under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which CompuServe or any of the CompuServe Entities, any predecessor of CompuServe or any of the CompuServe Entities, or any transferor to CompuServe or any of the CompuServe Entities, is a party or is obligated thereunder (other than the tax sharing agreement between H&R Block and CompuServe dated April 22, 1996), in each case on or prior to the Closing Date. None of WorldCom, WAC, CompuServe or any of the CompuServe Entities shall have any liability pursuant to any such agreement after the Closing Date.

          (j) All Tax sharing agreements between H&R Block and CompuServe shall be terminated as of the Closing Date except for the Tax Sharing Agreement between CompuServe and H&R Block dated April 22, 1996, as currently in effect, which shall continue to apply as provided therein, except to the extent inconsistent with the provisions of this Section 9.2, it being the intent of the parties that CompuServe shall be entitled to all the benefits payable and shall be subject to all the liabilities under that agreement (subject to adjustment as provided therein) with respect to the taxable periods it was a member of the H&R Block Group (as defined in that agreement); provided, however, any amounts due and payable under that agreement shall be computed without taking into account the Taxes resulting from the Elections (i.e., as though the Elections were not made) to the extent such Tax liabilities are subject to indemnification under
Section 9.2.

     9.3 Tax Related Adjustments. (a) H&R Block and WorldCom agree that any indemnity payment made under this Agreement shall be treated by the parties on their Tax Returns as an adjustment to the Exchange Ratio. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to (i) H&R Block (other than as an adjustment to the Exchange Ratio) or (ii) WorldCom, WAC, CompuServe or any CompuServe Entity, for federal income Tax purposes by the IRS, the indemnifying party shall indemnify the indemnified party for any additional federal income Taxes payable by the indemnified party by reason of the receipt or accrual of such indemnity payment (including any payments under this Section 9.3).

     (b) An indemnity payment otherwise due and payable hereunder shall be decreased (but not below zero) to the extent of any net actual reduction in federal income Tax liability that is actually realized by the indemnified party at the time of its payment of an indemnifiable loss.

     (c) WorldCom shall pay to H&R Block, any refund of any Tax for which H&R Block is responsible under Section 9.2(a) other than as a result of a carryback of any credit or deduction from a taxable year ending after the Closing Date. WorldCom shall pay to H&R Block such refund (including interest received thereon) (reduced by any actual Tax increase or actual Tax detriment to WorldCom, WAC, CompuServe or any of the CompuServe Entities as a result of the receipt thereof, but increased by any actual Tax benefit resulting from such payment) promptly upon receipt thereof by the recipient thereof. WorldCom shall, if H&R Block requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which H&R Block is entitled under this Section 9.3(c), and WorldCom shall permit H&R Block to principally control the prosecution of any such refund claim, provided, however, that WorldCom must consent to any such refund claim, which consent may not be unreasonably withheld, and that any such refund claim shall be at the sole expense of the H&R Block.

          9.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with the effectuation of the Merger and all transactions pursuant to this Agreement (including the Elections) shall be shared equally by H&R Block and WorldCom.. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by H&R Block. At least 20 Business Days prior to the date such Tax Returns are to be filed, H&R Block shall provide copies of any such Tax Returns to WorldCom for WorldCom's review. Any dispute as to the amount of such Taxes shall be resolved in accordance with the Tax Settlement Procedure. H&R Block and WorldCom shall cooperate in the timely completion and filing of all such Tax Returns.

                                 ARTICLE X

                             CONDITIONS TO CLOSING

          10.1 Mutual Conditions. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) The holders of the requisite number of CompuServe Common Shares shall have duly and validly approved and adopted this Agreement;

          (b) Any mandatory waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, any foreign competition law or similar law shall have expired or been terminated;

          (c) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order, whether temporary, preliminary or permanent, which is in effect and which has or would have the effect of making the transactions contemplated by this Agreement illegal or restraining or prohibiting consummation of such transactions;

          (d) The Registration Statement shall have been declared effective, no stop order with respect to the Registration Statement shall be in effect, and no proceeding for that purpose shall have been instituted or threatened by the SEC;

          (e) The WorldCom Common Shares to be issued in connection with the Merger shall have been approved for quotation on NASDAQ, subject to official notice of issuance; and

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

          (f) There shall not have occurred and be continuing any general banking moratorium in the United States or any general suspension of trading of securities on any national stock exchange or in the over-the-counter market.

          10.2 Conditions to Obligations of WorldCom and WAC. The obligations of WorldCom and WAC to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived prior to the Closing by WorldCom):

          (a) The representations and warranties of H&R Block, Block Group and CompuServe set forth in this Agreement that are qualified by Material Adverse Effect or otherwise as to materiality shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not have a Material Adverse Effect on CompuServe, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent that such representations and warranties expressly relate to a specific earlier date (in which case such representations and warranties that are qualified by a Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect on CompuServe, on and as of such earlier date). None of the representations or warranties regarding CompuServe or any of the CompuServe Entities contained in Article III, disregarding any qualifications regarding materiality (including any reference to Material, Material Adverse Change or Material Adverse Effect), shall be untrue or incorrect, except for such untrue or incorrect representations or warranties that, when taken together as a whole, do not constitute a Material Adverse Effect.

          (b) Neither CompuServe nor any CompuServe Entity shall have suffered a Material Adverse Change from the date of the CompuServe Balance Sheet to the Closing Date.

          (c) Each of the covenants and agreements of H&R Block, CompuServe and Block Group to be performed or observed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed or observed except where such failure would not have a Material Adverse Effect on CompuServe or would not materially impair the ability of H&R Block, Block Group or CompuServe to consummate the Merger and the other transactions contemplated hereby.

          (d) WorldCom shall have been furnished with certificates, executed by duly authorized officers of H&R Block, CompuServe and Block Group, as the case may be, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in the immediately preceding clauses (a) and (c) and
Section 10.1(a), which certificates shall constitute a restatement of each such party's representations and warranties as of the Closing Date, except to the extent a representation or warranty is specifically limited to a particular date.

          (e) WorldCom shall have received opinions of counsel to H&R Block, Block Group and CompuServe, dated as of the Closing Date, in form and substance reasonably satisfactory to WorldCom, covering the matters set forth in Exhibit E.

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

          (f) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order, whether temporary, preliminary or permanent, which is in effect which would impose Material restrictions on the conduct of WorldCom's business or CompuServe's business following consummation of the Merger.

          (g) WorldCom shall have received the opinion of counsel to WorldCom, dated as of the Closing Date, in form and substance reasonably satisfactory to WorldCom, covering the Tax matters set forth in Exhibit F.

          (h) Each of H&R Block and Block Group shall have executed and delivered to WorldCom an Affiliate Letter in the form attached hereto as Exhibit C executed by an authorized officer of each of H&R Block and Block Group.

          (i) The Standstill Agreement shall have been duly and validly executed and delivered by each of H&R Block and Block Group to WorldCom and shall be a valid and binding obligation of each of H&R Block and Block Group enforceable against H&R Block and Block Group in accordance with its terms.

          (j) The Noncompete/Nonsolicitation Agreement in the form attached as Exhibit D shall have been duly and validly executed and delivered by each of H&R Block and Block Group to WorldCom and shall be a valid and binding obligation of each of H&R Block and Block Group enforceable against H&R Block and Block Group in accordance with its terms.

          (k) The conditions to closing set forth in Section 7.1(a) (in the form existing as of the date of this Agreement) of the Purchase and Sale Agreement, dated as of the date of this Agreement, by and among WorldCom, AOL and ANS shall have been satisfied or waived by the applicable party.

          10.3  Conditions to Obligations of H&R Block, Block Group and
CompuServe.    The obligations of H&R Block, Block Group and CompuServe to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived prior to the Closing by H&R Block, Block Group or CompuServe):

          (a) The representations and warranties of WorldCom and WAC set forth in this Agreement that are qualified by Material Adverse Effect or otherwise as to materiality shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not have a Material Adverse Effect on WorldCom as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent that such representations and warranties expressly relate to a specific earlier date (in which case such representations and warranties that are qualified by a Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct except for failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect on WorldCom, on and as of such earlier date).

          (b) Each of the covenants and agreements of WorldCom and WAC to be performed or observed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed or observed except where such failure would not have a Material Adverse Effect on WorldCom or WAC or would not materially impair the ability of WorldCom or WAC to consummate the Merger and the other transactions contemplated hereby.

          (c) Each of CompuServe, Block Group and H&R Block shall have been furnished with a certificate, executed by a duly authorized officer of WorldCom, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in the immediately preceding clauses (a) and (b), which certificate shall constitute a restatement of WorldCom's and WAC's representations and warranties as of the Closing Date, except to the extent a representation or warranty is specifically limited to a particular date.

          (d) Each of CompuServe, Block Group and H&R Block shall have received opinions of counsel to WorldCom, dated as of the Closing Date, in form and substance reasonably satisfactory to H&R Block, Block Group and CompuServe, covering the matters set forth in Exhibit G.

          (e) Each of Block Group and H&R Block shall have received the opinion of counsel of Block Group and H&R Block, dated as of the Closing Date, covering the Tax matters set forth in Exhibit H.

     (f) The Registration Rights Letter in the form attached as Exhibit I shall have been duly and validly executed and delivered by WorldCom to Block Group and shall be a valid and binding obligation of WorldCom enforceable against it in accordance with its terms.

                                 ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

          11.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption and approval of the CompuServe Proposal by the holders of CompuServe Common Shares:

     (a) By mutual written consent of WorldCom, H&R Block, Block Group and CompuServe;

     (b) by any of WorldCom, H&R Block, Block Group or CompuServe if the Closing shall not have occurred on or before March 1, 1998, unless the failure to do so is the result of a breach of this Agreement by the party seeking to terminate this Agreement (for which purposes CompuServe shall be deemed to include H&R Block and Block Group, if CompuServe is seeking to terminate this Agreement, and each of H&R Block and Block Group shall be deemed to include CompuServe and each other, if either H&R Block or Block Group is seeking to terminate this Agreement);

     (c) by WorldCom, if there occurs a breach by H&R Block, Block Group or CompuServe under Section 8.14;

     (d) by WorldCom, in the event of a breach by H&R Block, Block Group or CompuServe of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would result in the failure of a condition set forth Section 10.2 and (ii) cannot be or has not been cured by March 1, 1998 (a "H&R Block Material Breach" or a "CompuServe Material Breach," as the case may be), provided that there is not then a WorldCom Material Breach (as hereinafter defined);

     (e) by H&R Block, Block Group or CompuServe, in the event of a breach by WorldCom of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would result in the failure of a condition set forth in Section 10.3 and (ii) cannot be or has not been cured by March 1, 1998 (a "WorldCom Material Breach"), provided that there is not then a CompuServe Material Breach or H&R Block Material Breach;

     (f) by WorldCom if (i) the Board of Directors of CompuServe or any committee thereof shall have withdrawn or modified in a manner adverse to WorldCom its approval or recommendation of the CompuServe Proposal, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any Competitive Proposal or (ii) the Board of Directors of CompuServe or any committee thereof shall have resolved to take any of the foregoing actions;

     (g) by CompuServe, if the Average Trading Price of a WorldCom Common Share is less than $24.00.

     11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and be of no further legal effect, without any liability or obligation on the part of any party, other than the provisions of this Section 11.2 and Sections 8.4, 8.9, 11.5, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 12.10 and 12.11 and except that nothing herein shall relieve any party from liability for any breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event of any termination of this Agreement, the Confidentiality Agreement shall also remain in full force and effect in accordance with its terms.

     11.3 Amendment. This Agreement may be amended by the parties at any time before or after the approval and adoption of this Agreement by the holders of CompuServe Common Shares; provided, however, that any such amendment shall be consistent with the DGCL, the DLLCA and the MGBCL. This Agreement may not be amended except by an instrument in writing signed on behalf of the party to be charged by its duly authorized officer.

     11.4 Waiver. Subject to the applicable provisions of the DGCL, the DLLCA and the MGBCL, the parties hereto may waive any provision of this Agreement by a writing signed by the party against whom the waiver is to be effective by a duly authorized officer. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights herein provided shall be cumulative.

     11.5 Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except that at the Closing, H&R Block shall pay or reimburse all costs and expenses in excess of $2,200,000 in the aggregate incurred by it and by CompuServe and any CompuServe Entity (including the fees, commissions and expenses of all investment bankers, financial advisors, legal advisors, consultants and accountants) in connection with this Agreement and the transactions contemplated hereby and in connection with any and all discussions, negotiations and other activities concerning any previously contemplated possible transaction with any other Person. Notwithstanding the foregoing, if this Agreement is terminated (i) by WorldCom, H&R Block, Block Group or CompuServe pursuant to Section 11.1(b) after the failure of the holders of CompuServe Common Shares to approve and adopt the CompuServe Proposal at the CompuServe Stockholders Meeting, or (ii) by WorldCom pursuant to Section 11.1(c) or, as a result of a willful or knowing breach, Section 11.1(d), (iii) by WorldCom pursuant to Section 11.1(f), or (iv) by H&R Block, Block Group or CompuServe pursuant to Section 11.1(e) as a result of a willful or knowing breach, then in the case of clause (i), (ii) or (iii) H&R Block, Block Group and CompuServe shall be obligated, jointly and severally, to pay, and shall forthwith pay, to WorldCom the amount of $15,000,000 or in the case of clause
(iv), WorldCom shall be obligated to pay, and shall forthwith pay, to H&R Block, Block Group and CompuServe the aggregate amount of $15,000,000, in each case in immediately available funds. Further, if this Agreement is terminated pursuant to Section 11.1(b); (A) by WorldCom and the condition set forth in Section 10.2(k) has not been satisfied or waived prior to the date of termination and no other conditions to the parties' obligations to consummate the Merger, other than conditions within the control of WorldCom, remain unsatisfied, or (B) by H&R Block, Block Group or CompuServe on or after June 1, 1998, and prior thereto the condition set forth in Section 10.2(k) has not been satisfied or waived, WorldCom shall be obligated to pay, and shall forthwith pay, to CompuServe the aggregate amount of $45,000,000 in immediately available funds. The parties acknowledge and agree that any of the foregoing payments would be a non-accountable reimbursement of certain direct and indirect expenses, costs and lost opportunities of, consequences to and forbearances of the other party or parties relating to discussions and negotiations regarding, and the preparation, execution and partial performance of, this Agreement and the transactions contemplated hereby, which amounts H&R Block, Block Group, CompuServe and WorldCom agree is reasonable in the circumstances; provided, however, that nothing in this Section 11.5 shall be deemed to be exclusive of any other rights any party may have hereunder or at law or in equity for any willful or knowing Material breach that occurred prior to the termination of this Agreement, provided that any damages to which a party receiving a payment pursuant to this paragraph is entitled shall be offset by such payments.

     (b) H&R Block, Block Group, CompuServe and WorldCom acknowledge that the provisions for the allocation of expenses in Section 11.5 are integral parts of the transactions contemplated by this Agreement and that, without these provisions, they would not have entered into this Agreement. Accordingly, if an expense reimbursement or fee shall become due and payable by either party, and such party shall fail to pay such expense or fee when due pursuant to Section 11.5, and, in order to obtain such payment, suit is commenced which results in a judgment against such party therefor, such party shall pay the other party's reasonable costs, fees and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any such amounts determined to be due pursuant to Section 11.5 (computed from the date upon which such amounts were due and payable pursuant to Section 11.5 on the basis of the number of days elapsed) and such costs (computed from the date incurred) at the prime or base rate of interest publicly announced from time to time by NationsBank of Texas, N.A. for its most favored borrowers.


                                  ARTICLE XII

                                 MISCELLANEOUS

          12.1 Representations and Warranties; Survival. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, subject to the applicable time periods, if any, specified herein.

          12.2 Notices. Any notices or other communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, facsimile and overnight courier, registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at the following addresses, or at such other address as such party may advise the others in writing from time to time by like notice:

          If to WorldCom or WAC:

                    WorldCom, Inc.
                    515 East Amite Street
                    Jackson, Mississippi 39201
                    Attention:  Charles T. Cannada
                    Facsimile:  (601) 360-8615
          with copies to:

                    WorldCom, Inc.
                    10777 Sunset Office Drive
                    Suite 330
                    St. Louis, Missouri 63127
                    Attention:  P. Bruce Borghardt
                    Facsimile:  (314) 909-4101

                    and

                    Bryan Cave LLP
                    One Metropolitan Square, Suite 3600
                    St. Louis, Missouri  63102-2750
                    Attention: R. Randall Wang
                    Facsimile:  (314) 259-2020

          If to H&R Block, Block Group or (prior to the Closing) CompuServe:

                    H&R Block, Inc.
                    World Headquarters
                    4400 Main Street
                    Kansas City, MO  64111
                    Attention:  Frank L. Salizzoni
                    Facsimile:  (816) 753-8628

          with a copy to:

                    H&R Block, Inc.
                    World Headquarters
                    4400 Main Street
                    Kansas City, MO  64111
                    Attention:  James Ingraham
                    Facsimile:  (816) 753-8628

                    and

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York  10004
                    Attention:  Benjamin F. Stapleton
                    Facsimile:  (212) 558-3588

All such notices or other communications shall be deemed to have been duly given on the date of hand delivery or telecopy or facsimile, if receipt is confirmed, or on the next Business Day following timely deposit of such communications with overnight courier or on the third Business Day following the date of mailing, if delivered by registered or certified mail.

     12.3 Governing Law and Dispute Resolution. This Agreement shall be interpreted, construed and enforced in accordance with the law of the State of Delaware, applied without giving effect to any conflicts-of-law principles, except to the extent that Missouri law is applicable to the internal affairs of H&R Block or Georgia law is applicable to the internal affairs of WorldCom. Any dispute relating to this Agreement or the transactions contemplated hereby shall be resolved in the state courts of general jurisdiction, or the Chancery Court if it has subject matter jurisdiction, of the State of Delaware or in the United States District Court for the District of Delaware. Each party irrevocably submits to such courts' exclusive jurisdiction and acknowledges that such courts are a convenient forum and consents to service of process at the address for such party set forth in Section 12.2.

     12.4 Specific Performance. Each party acknowledges and agrees that, in the event of an actual or threatened breach of any of the provisions of this Agreement by such party, the harm to the others will be immediate, substantial and irreparable and that monetary damages will be inadequate. Accordingly, each party agrees that, in such an event, the others will be entitled to equitable relief, including an injunction and an order of specific performance, in addition to any and all other remedies at law or in equity.

     12.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or any circumstance is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     12.6 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

     12.7 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements, written or oral, between the parties with respect to the subject matter hereof, except the Confidentiality Agreement.

     12.8 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     12.9 Binding Effect; Assignability.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns. Other than the provisions of Sections 8.4, 8.17, 9.2 and 12.10, which provisions are intended to be for the benefit of, and shall be enforceable by, the specified indemnified parties (in the case of Sections 8.4,
9.2 and 12.10), or the CompuServe Employees (in the case of Section 8.17) and may be enforced by such beneficiaries, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto, or a successor or permitted assign of such party. No party may assign or delegate any right or obligation hereunder without the prior written consent of the other parties; provided, however, that WorldCom, WAC and, after the Closing, CompuServe and the CompuServe Entities may assign any or all of their rights and delegate any or all of their obligations under Sections 2.1, 2.3 8.16 (the last sentence only), 8.17 and 8.18 (the last sentence only) hereof; provided, however, that, notwithstanding the foregoing, WorldCom shall remain
- --------  -------
primarily liable for its obligations hereunder. Any assignment of rights or delegation of obligations not in compliance herewith shall be null and void.

     12.10  Director and Officer Indemnification.  From and after the
Effective Time, WorldCom and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the directors and officers of CompuServe as and to the extent provided in CompuServe's Certificate of Incorporation, By Laws or indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Closing Date, provided that this Section 12.10 shall not relieve H&R Block or Block Group of their obligations under Section 8.4 hereof. To the extent reasonably available, WorldCom agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Closing Date policies of directors' and officers' liability insurance comparable to those maintained by CompuServe with carriers comparable to CompuServe's existing carriers; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     12.11 No Rule of Construction. The parties acknowledge that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     12.12 Schedules. The Schedules in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

                                 ARTICLE XIII

                                  DEFINITIONS


     When used in this Agreement, the following terms shall have the meanings indicated below:

     "Acquiring Person" has the meaning set forth in Section 3.16.

     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

     "Agreed Allocation" has the meaning set forth in Section 9.1(b)(ii).

     "Agreement" has the meaning set forth in the first paragraph of this Agreement and Plan of Merger.

     "ANS" means ANS Communications, Inc., a Delaware corporation and wholly owned subsidiary of AOL.

     "AOL" means America Online, Inc., a Delaware corporation.

     "Average Trading Price" means the average of the daily closing prices per WorldCom Common Share, as quoted by NASDAQ as reported in The Wall Street
                                                          ---------------
Journal, Eastern Edition, or if not reported thereby, The New York Times, for
- -------                                               ------------------
the twenty consecutive full NASDAQ trading days ending on the date immediately prior to the third full NASDAQ trading day immediately preceding the Closing Date.

     "Block Group" has the meaning set forth in the first paragraph of this Agreement.

     "H&R Block" has the meaning set forth in the first paragraph of this Agreement.

     "H&R Block Entity" or "H&R Block Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated, other than CompuServe or a CompuServe Entity, (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by H&R Block and/or by any one or more of the H&R Block Entities, (ii) of which H&R Block or any one or more of the H&R Block Entities is the general partner or managing member or
(iii) which H&R Block or any one or more of the H&R Block Entities otherwise controls.

     "Business Day" means a day other than a Saturday, Sunday or a day on which the banks in New York City are authorized or obligated by law or executive order to close.

     "Buyer's Allocation" has the meaning set forth in Section 9.1(b)(ii).

     "Calculating Party" has the meaning set forth in Section 9.1(c).

     "Certificate of Merger" has the meaning set forth in Section 1.1.

     "Certificates" has the meaning set forth in Section 1.4.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Code" means the Internal Revenue Code of 1986, as amended (including any successor statute), and the rules and regulations promulgated thereunder.

     "Competitive Proposal" has the meaning set forth in Section 8.14(a)(i).

     "Confidentiality Agreement" has the meaning set forth in Section 8.9.

     "CompuServe" has the meaning set forth in the first paragraph of this Agreement.

     "CompuServe Balance Sheet" has the meaning set forth in Section 3.5.

     "CompuServe Benefit Plans" has the meaning set forth in Section 3.11(a).

     "CompuServe Common Shares" means the shares of CompuServe Common Stock.

     "CompuServe Common Stock" means the common stock, $.01 par value per share, of CompuServe.

     "CompuServe Employees" has the meaning set forth in Section 8.17(a).

     "CompuServe Entity" or "CompuServe Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by CompuServe and/or by any one or more of the CompuServe Entities, (ii) of which CompuServe or any one or more of the CompuServe Entities is the general partner or managing member or (iii) which CompuServe or any one or more of the CompuServe Entities otherwise controls.

     "CompuServe Material Breach" has the meaning set forth in Section 11.1(d).

     "CompuServe Proposal" has the meaning set forth in Section 8.6(a).

     "CompuServe Proxy Statement" has the meaning set forth in Section 8.7.

     "CompuServe Rights" has the meaning set forth in Section 3.13.

     "CompuServe Rights Agreement" means that certain Rights Agreement dated as of April 19, 1996, as amended on September 7, 1997, between CompuServe and Harris Trust and Savings Bank.

     "CompuServe SEC Documents" has the meaning set forth in Section 3.5.

     "CompuServe Stock Options" has the meaning set forth in Section 3.2.

     "CompuServe Stock Plans" has the meaning set forth in Section 3.2.

     "CompuServe Stockholders Meeting" has the meaning set forth in Section 8.6.

     "CompuServe Stock Option Payments" has the meaning set forth in Section
8.26.

     "CompuServe Stock Options" has the meaning set forth in Section 3.2.

     "CompuServe Stock Plans" has the meaning set forth in Section 3.2.

     "Deemed Purchase Price" has the meaning set forth in Section 9.1(b)(ii).

     "DGCL" means the Delaware General Corporation Law.

     "DLLCA" means the Delaware Limited Liability Company Act.

     "Disputing Party" has the meaning set forth in Section 9.1(c).

     "Distribution Date" has the meaning set forth in Section 3.16.

     "Effective Time" shall have the meaning set forth in Section 1.2.

     "Elections" has the meaning set forth in Section 9.1(a)(ii).

     "Employment and Withholding Taxes" means all employment, payroll and withholding Taxes payable with respect to salaries, wages, commissions, other compensation or other payments actually or constructively made by CompuServe or any CompuServe Entity on or before the Closing Date, except to the extent such Taxes have been withheld on or prior to the Closing Date and are required to be paid to the appropriate taxing authority after the Closing Date.

     "Environmental Laws" means any federal, state or local, domestic or foreign statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Substances or relating to the protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" has the meaning set forth in Section 1.5(a).

     "Exchange Ratio" has the meaning set forth in Section 1.3(a)(i).

     "Excluded Transactions" has the meaning set forth in Section 9.2(a)(i).

     "GAAP" means United States generally accepted accounting principles and its foreign equivalents.

     "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any legal requirement; or (b) right under any contract with any Governmental Entity.

     "Government Contracts" has the meaning set forth in Section 3.8(e).

     "Governmental Entity" means any federal, state or local government or any court, administrative or regulatory agency, body or commission or other government authority or agency, domestic or foreign.

     "H&R Block Indemnified Parties" has the meaning set forth in Section
8.4(a).

     "H&R Block Material Breach" has the meaning set forth in Section 11.1(d).

     "H&R Block Rights Agreement" means that certain Rights Agreement dated as of July 14, 1988, as amended on May 9, 1990, September 11, 1991 and May 10, 1995, between H&R Block and Boatmen's Trust Company.

     "Hazardous Substances" means any hazardous substances as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C.
(S)9601(33) or any toxic
substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws which the applicable party or any predecessor in interest has generated, transported or disposed of or has been found at any property owned or operated by such party.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder.

     "including" means, when following any general statement, term or matter, "including but not limited to," "including, without limitation," or words of similar import and shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language is used with reference to the word "including" or similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     "Indemnified Party" or "Indemnified Parties" has the meaning set forth in
Section 8.4(d).

     "Indemnifying Party" has the meaning set forth in Section 8.4(d).

     "Indemnitee" has the meaning set forth in Section 8.4(e)(iii).

     "Indemnitor" has the meaning set forth in Section 8.4(e)(iii).

     "International Distribution Agreements" has the meaning set forth in
Section 3.8(c).

     "IRS" means the Internal Revenue Service of the United States of America.

     "knowledge" means, with respect to H&R Block, Block Group, CompuServe or WorldCom, the actual knowledge of, or knowledge which could reasonably be obtained through reasonably diligent investigation or inquiry by, any director or executive officer of the applicable entity, as the case may be, and, in the case of CompuServe, shall also include the actual knowledge of, or knowledge which could reasonably be obtained through reasonably diligent investigation or inquiry by, H&R Block's Chief Executive Officer, Chief Financial Officer and Vice President, Legal, Block Group's Chief Executive Officer, Chief Financial Officer and Secretary, and CompuServe's General Counsel and his predecessor, and the following additional CompuServe and CompuServe Entity officers and employees: any persons principally responsible for the finance and accounting function and operations of the Online Services Business of CompuServe and the CompuServe Entities, the European Online Services Business of CompuServe and the CompuServe Entities and the network services business of CompuServe and the CompuServe Entities, and the officers of each CompuServe Entity.

     "Liens or Other Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or other agreement or encumbrance or any other rights of third parties.

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

     "Losses and Expenses" means any and all damages, debts, liabilities, obligations, losses, deficiencies, demands, claims, penalties, assessments, judgments, fees, actions, proceedings, orders and suits of whatever kind and nature, and regardless of whether or not related to a Third-Party Claim, a direct claim or otherwise, and all costs and expenses related thereto (including reasonable attorney's fees and disbursements).

     "Material" means, when used in connection with any party hereto, material with respect to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of such party, and its related Entities, taken as a whole.

     "Material Adverse Change" means, when used in connection with any party hereto, any change which is materially adverse to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of such party, and its related Entities, taken as a whole.

     "Material Adverse Effect" means, when used in connection with any party hereto, any effect that has a material adverse impact on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of such party, and its related Entities, taken as a whole.

     "Merger" has the meaning set forth in Section 1.1.

     "Merger Consideration" has the meaning set forth in Section 1.3(a)(i).

     "MGBCL" means the Missouri General Business and Corporation Law.

     "Modified Aggregate Deemed Sales Price" has the meaning set forth in
Section 9.1(b)(ii).

     "Network Services Agreements" has the meaning set forth in Section 3.8(d).

     "NASDAQ" means the Nasdaq National Market.

     "Noncompete/Nonsolicitation Agreement" has the meaning set forth in Section 8.20.

     "Online Services Business" means electronic information services providing access for computer users to "proprietary" content, services, entertainment and/or other information, to "open" services such as the Internet, the World Wide Web and/or a combination of the foregoing, including organization-specific LANs, WANs and Intranets, regardless of means of delivery or transport media.

     "Person" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental Entity or other entity.

     "Proxy Statement" has the meaning set forth in Section 8.7.

     "Purchase and Sale Agreement" has the meaning set forth in Section 10.2(k).

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

     "Registration Statement" has the meaning set forth in Section 8.7.

     "Related Party" means, with respect to any party, any of such party's or its parent's or subsidiaries' directors, officers, 50% or greater shareholders, employees or, except with respect to such party's primary relationship with such other Person, a consultant or agent.

     "Rights" has the meaning set forth in Section 3.16.

     "Rule 145 Affiliate" has the meaning set forth in Section 8.19.

     "Schedule 8.17 Agreements" has the meaning set forth in Section 8.17(a).

     "SEC" means the Securities and Exchange Commission.

     "Section 338 Forms" has the meaning set forth in Section 9.1(b)(i).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller Consolidated and Combined Return" means any consolidated, affiliated, combined or unitary income or franchise Tax Return of H&R Block, Block Group or CompuServe which includes CompuServe and/or any CompuServe Entity.

     "Shares Acquisition Date" has the meaning set forth in Section 3.16.

     "Standstill Agreement" has the meaning set forth in the recitals.

     "Surviving Corporation" has the meaning set forth in Section 1.1.

     "Surviving Corporation Common Stock" has the meaning set forth in Section 1.3(d).

     "Takeover Statute" has the meaning set forth in Section 8.23.

     "Tax" and "Taxes" means all taxes, charges, fees, levies, tariffs, duties or other similar assessments, including, (i) income, gross receipts, gains, surtax, severance, payroll, production, ad valorem or value added, surtax, premium, excise, real property, personal property, windfall profit, sales, use, transfer, duty, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government, and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest, dispute or refund thereto; whether or not imposed on a consolidated combined or unitary basis or as a result of transferee, joint or several liability.

     "Tax Claim" has the meaning set forth in Section 9.2(d)(i).

     "Tax Return" means any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

     "Tax Settlement Auditor" has the meaning set forth in Section 9.1(c).

     "Tax Settlement Procedure" has the meaning set forth in Section 9.1(c).

     "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of April 22, 1996, between H&R Block and CompuServe.

     "Tax Statement" has the meaning set forth in Section 9.2(e)(iii).

     "Third-Party Claim" has the meaning set forth in Section 8.4(f)(i).

     "Transfer Taxes" has the meaning set forth in Section 9.4.

     "WAC" has the meaning set forth in the first paragraph of this Agreement.

     "WorldCom" has the meaning set forth in the first paragraph of this Agreement.

     "WorldCom Balance Sheet" has the meaning set forth in Section 6.4.

     "WorldCom Common Shares" means the shares of WorldCom Common Stock.

     "WorldCom Common Stock" means the common stock, $.01 par value per share, of WorldCom.

     "WorldCom Entity" or "WorldCom Entities" means any corporation, limited liability company, partnership, limited partnership or other organization whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by WorldCom and/or by any one or more of the WorldCom Entities, (ii) of which WorldCom or any one or more of the WorldCom Entities is the general partner or managing member or (iii) which WorldCom or any one or more of the WorldCom Entities otherwise controls.

     "WorldCom Material Breach" has the meaning set forth in Section 11.1(e).

     "WorldCom Preferred Stock" has the meaning set forth in Section 6.2.

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

     "WorldCom Rights Agreement" means that certain Rights Agreement dated as of August 25, 1996 between WorldCom and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to Rights Agreement dated as of May 22, 1997.

     "WorldCom SEC Documents" has the meaning set forth in Section 6.4.

     "WorldCom Stock Plans" has the meaning set forth in Section 6.2.

     IN WITNESS WHEREOF, H&R Block, Block Group, CompuServe, WorldCom and WAC have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                  H&R BLOCK, INC.

                                      /s/ Frank L. Salizzoni
                                  By:_______________________________


                                  H&R BLOCK GROUP, INC.

                                      /s/ Frank L. Salizzoni
                                  By:_______________________________


                                  COMPUSERVE CORPORATION

                                      /s/ Frank L. Salizzoni
                                  By:_______________________________


                                  WORLDCOM, INC.

                                      /s/ Charles T. Cannada
                                  By:_______________________________


                                  WALNUT ACQUISITION COMPANY, L.L.C.

                                      /s/ Charles T. Cannada
                                  By:_______________________________



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